Exhibit 10.21

COMMERCIAL-INDUSTRIAL TRIPLE NET LEASE
BASIC TERMS SHEET

This Basic Terms Sheet to that certain Commercial-Industrial Triple Net Lease (the “Lease”) between the parties listed below is for the convenience of the parties in quickly referencing certain of the basic terms of the Lease and applicable sections of the Lease. It is not intended to serve as a complete summary of the Lease. In the event of any inconsistency between this Basic Terms Sheet and the Lease, the applicable Lease provision shall prevail and control for all purposes.

Date of Lease (See Section 1):	August 26th, 2020

Name of Lessor (See Section 1):	67 VB OWNER, LP, a Delaware limited partnership

Name of Lessee (See Section 1):	YANDY ENTERPRISES, LLC, a Delaware limited liability company

Lessee’s Telephone Number:	800.883.0860

Address of Premises (See Section 2):	6750 W. Van Buren Street Phoenix, Arizona 85043

Approximate Gross Rentable Area of Premises (See Section 12):	Approximately 51,962 square feet

Lessee’s Percentage of Insurance, Real Property Tax and CAM Amounts (See Section 12):	31.91%

Lease Commencement Date (See Section 3.1):	February 1, 2021

Lease Expiration Date (See Section 3.1):	May 31, 2031

Monthly Base Rent (See Section 4):	Payable in the amounts and at the times described in Section 4, subject to increases as described in Section 4.3

Additional Rent:	1. Rental Tax (See Section 4.2) 2. Insurance Amount (See Section 8.10) 3. Real Property Tax Amount (Section 10.1) 4. CAM Amount (See Section 11)

Lessee’s Security Deposit (See Section 5):	$150,000.00

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Lessee’s Permitted Uses (See Section 6.1):	Subject to the terms of Section 6.1 below, (1) warehousing, storage, distribution, packaging and labeling of clothing and adult accessories, (2) ancillary warehousing, storage and distribution of completed cannabis finished products, which are of a nature that are sold and widely distributed in multi-product retail, (3) a photography studio for clothing and adult accessories sold by Lessee, and (4) office use related thereto, and for no other use or purpose whatsoever (the “Permitted Uses”).

Address for Lessor:	67 VB OWNER, LP 410, 2020 – 4th Street SW Calgary, Alberta T2S 1W3 Attn.: Blair Rafess, Chief Operating Officer

Address for Lessee (after occupancy):	YANDY ENTERPRISES, LLC 6750 W. Van Buren Street Phoenix, Arizona 85043 Attn.: Jeff Watton

Address for Lessee (before occupancy):	21615 N. 7th Avenue Phoenix, Arizona 85027 Attn.: Jeff Watton

LESSOR:		LESSEE:

67 VB OWNER, L.P.		YANDY ENTERPRISES, LLC,
a Delaware limited partnership		a Delaware limited liability company

By:	Hopewell Southwest Investor Holdings GP, LLC, a Delaware limited	By:	/s/ Jeff Watton
	liability company	Name:	Jeff Watton
Its:	General Partner	Its:	Co-CEO

By:	/s/ Kevin Pshebniski	Lessee’s NAICS (North American Industry Classification System) Code 454
Name:	Kevin Pshebniski
Its:	Authorized Signatory
Lessee’s Taxpayer Number (EIN/TIN/SSN):
84-3977089
By:	/s/ Steve Toole
Name:	Steve Toole
Its:	Authorized Signatory

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COMMERCIAL-INDUSTRIAL TRIPLE NET LEASE

1.            PARTIES. This Lease, dated August 26th, 2020, for reference purposes only, is made by and between 67 VB OWNER, LP, a Delaware limited partnership (“Lessor”), and YANDY ENTERPRISES, LLC, a Delaware limited liability company (“Lessee”).

2.            PREMISES. Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all the conditions set forth herein, the premises demised by this Lease, located at 6750 W. Van Buren Street, Phoenix, Arizona, as generally depicted on Exhibit “A” attached hereto (the “Premises”), together with a nonexclusive right, as described in Section 18 to use the unreserved parking spaces within the Project (as defined below) and all of the other Common Areas surrounding the Premises and within the Project. As used herein, the term “Common Areas” means the parking spaces within the Project as generally depicted on Exhibit “A” attached hereto (the “Site Plan”) and those areas within the Project more fully described in Section 28. As used herein, the term “Project” refers to the multi-building industrial project owned by Lessor, which is generally located north and west of the northwest comer of 67th Avenue and Van Buren Street in Phoenix, Arizona. The Project is generally depicted on the Site Plan and includes, without limitation, two (2) industrial buildings, one (1) of which is the building in which the Premises are located (the “Building”), the Common Areas and other improvements as generally depicted on the Site Plan. All dimensions and areas quoted herein or in any exhibit attached hereto are approximate and arc based on gross rentable area, rather than solely on areas designed for the exclusive use and occupancy of tenants. Notwithstanding anything to the contrary contained herein, Lessor reserves to itself the use of the roof, exterior walls, and the area above the ceiling and below the floor of the Premises, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, risers, wires and structural elements leading through the Premises and which serve other parts of the Project.

3.            TERM.

3.1.            TERM. Subject to the provisions below, the term of this Lease shall commence on February 1, 2021 (“Commencement Date”) and end on May 31, 2031 (“Expiration Date”), unless sooner terminated pursuant to any provision hereof (“Term”); provided, however, Lessee, Contractor (as defined in Exhibit “E” attached hereto) and the subcontractors and material suppliers of Contractor shall be entitled to enter upon the Premises prior to the Commencement Date (but only following the full execution of this Lease and Lessee’s compliance with the provisions of Section 8 and Section 7.2(B)) for the sole purpose of constructing Lessee’s Work (as defined in Section 7.2(B)) in accordance with the terms of Exhibit “E”. In the event Lessee completes all of Lessee’s Work as required under this Lease prior to the Commencement Date, or completes a specific portion of the Premises prior to the Commencement Date if Lessee’s Work is to be completed in phases approved by Lessor, and obtains a certificate of occupancy (or its equivalent) for the Premises or the portion thereof which is the subject of the applicable phase, Lessee may commence operations within the applicable portion of the Premises upon written notice to Lessor. Notwithstanding the foregoing, or anything to the contrary set forth in this Lease, the right of Lessee to commence operations within the Premises prior to the Commencement Date shall for all purposes be subject to Lessee’s compliance with all terms of this Lease (including, without limitation, Sections 7.2(B). 7.2(C) and 8). Upon commencing any operations within or from the Premises prior to the Commencement Date, Lessee shall be obligated to pay to Lessor all amounts provided for under this Lease other than Monthly Base Rent, including, without limitation, Lessee’s share of the Insurance Amount under Section 8.8, Real Property Tax Amount under Section 10 and Total Common Area Charges under Section 11.

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3.2.      DELAY IN COMMENCEMENT. Notwithstanding the scheduled Commencement Date, if for any reason Lessor cannot deliver possession of the Premises to Lessee on said date with Lessor’s Work (as defined below) Substantially Complete (as defined below), Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder, but in such case Lessee shall not be obligated to pay Rent until possession of the Premises is tendered to Lessee (with Lessor’s Work Substantially Complete) and the Commencement Date has occurred; provided, however, that if Lessor shall not have delivered possession of the Premises (with Lessor’s Work Substantially Complete) within 90 days from the scheduled Commencement Date and such delay is absent of Force Majeure (as defined in Section 26), Lessee may, at Lessee’s option, by notice in writing to Lessor within 10 business days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder. If Lessor, by reason of Force Majeure, cannot deliver the Premises (with Lessor’s Work Substantially Complete) within 120 days from the scheduled Commencement Date, Lessor or Lessee may, at their respective options, by notice in writing within 10 business days thereafter, cancel this Lease.

In the event Lessor is required to improve the Premises in the manner described on Exhibit “B” attached hereto (“Lessor’s Work”), Lessor agrees to use reasonable diligence to have Lessor’s Work Substantially Complete on or before the date that is 75 days after the date of execution of this Lease by Lessor (the “Lessor’s Work Completion Date”). Subject to the terms of this Section 3.2, in the event Lessor is unable to deliver possession of the Premises to Lessee with Lessor’s Work Substantially Complete on the scheduled Commencement Date, the scheduled Commencement Date shall be extended on a day for day basis until possession is delivered to Lessee, and such extended Commencement Date shall thereupon become the actual Commencement Date. Promptly after the actual Commencement Date has occurred, the parties shall execute a certificate memorializing such dates.

3.3.      RENEWAL OPTION. Subject to the following, Lessee shall have an option to extend the Term of the Lease for one additional successive term of either (i) five (5) years or (ii) ten (10) years (sometimes referred to as the “Option Term”), provided the following conditions are satisfied:

A.            Lessee is not, at the time of exercise of such option or thereafter, in default under the Lease and no event has occurred that upon delivery of notice, the passage of time or both would constitute a default by Lessee under this Lease.

B.            Lessee has not assigned the Lease or any right hereunder or sublet the Premises, it being understood that the option to extend the term of the Lease is personal to Yandy Enterprises, LLC.

C.            Lessor’s receipt of written notice by certified mail of Lessee’s exercise of such option, which notice shall have been received by Lessor not later than 180 days prior to the last day of the initial Term.

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D.            Lessee shall be entitled to elect whether to exercise a 5-year extension or 10-year extension. Lessee acknowledges and agrees that any such extension option elected by Lessee shall not include any further extension option beyond the Option Term, and there shall be no Tenant Improvement Allowance (as defined in Exhibit “E” attached hereto) or other tenant improvement allowance, and all other terms and conditions of the Lease shall remain the same, except that the Monthly Base Rent (as defined below) shall be adjusted as follows. The Monthly Base Rent for the Option Term shall be an amount equal to the Fair Market Rental Rate (as hereinafter defined) of the Premises multiplied by the rentable square footage of the Premises (calculated as of the commencement date of the Option Term), but such Monthly Base Rent shall not be less than the Monthly Base Rent then in effect for the last month of the initial Term, and such Monthly Base Rent shall increase annually and automatically as set forth in Section 4.3 below. The determination of the Fair Market Rental Rate shall be as provided in subsections E, F and G below.

E.            For purposes of this Lease, the term “Fair Market Rental Rate” shall mean the amount per rentable square foot that landlords have generally accepted in current transactions between non-affiliated parties from tenants of comparable credit-worthiness for a comparable space with similar improvements and location and building, for a comparable use, for a comparable period of time.

F.            Determination. Lessor shall determine the Fair Market Rental Rate by using its good faith judgment. Lessor shall provide written notice of such amount within twenty (20) days after Lessee provides the notice to Lessor exercising Lessee’s option rights which require a calculation of the Fair Market Rental Rate. Lessee shall have twenty (20) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the new rental within which to accept such rental, or to reasonably object thereto in writing, or to withdraw its exercise of such option. In the event Lessee objects, Lessor and Lessee shall attempt to agree upon such Fair Market Rental Rate using their commercially reasonable good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessee’s Review Period (“Outside Agreement Date”) and if Lessee does not elect to withdraw its exercise of such option by the Outside Agreement Date, then the matter shall be resolved in accordance with subsection G below. Failure of Lessee to so object in writing within Lessee’s Review Period shall conclusively be deemed its approval of the Fair Market Rental Rate determined by Lessor. Lessee may not withdraw its exercise of such option after the Outside Agreement Date.

G.            Arbitration. Within seven (7) days after the Outside Agreement Date, the parties shall jointly select, to act as an arbitrator, an independent Member Appraisal Institute (MAI) appraiser or a licensed commercial real estate broker, who has experience in real estate activities, including at least ten (10) years’ experience in leasing or appraising office or industrial space in the greater Phoenix southwest metropolitan area. If the parties cannot agree on such an appraiser within such seven (7) day period, each party shall then, within a second period of seven (7) days, select an independent appraiser meeting the previously described criteria, and within a third period of seven (7) days after the appointment of the last of the two appraisers to be selected, the two appointed appraisers shall jointly select a third appraiser meeting the aforementioned criteria. The appraiser jointly selected by the parties or the third appraiser jointly selected by the first two appraisers (as the case may be) shall determine the Fair Market Rental Rate, which decision shall be made and communicated to the parties within fourteen (14) days after the selection of such appraiser. If Lessee objects to the appraisers’ determination of the Fair Market Rental Rate, Lessee may elect to withdraw its exercise of its option rights within five (5) days of such determination by providing written notice thereof to Lessor. In the event Lessee withdraws the exercise of its option right as provided in the preceding sentence, Lessee shall pay to Lessor upon demand all of Lessor’s costs and expenses incurred in connection with Lessee’s exercise and revocation of its option rights, including, without limitation, all costs of the appraiser(s). Otherwise, the decision of such appraiser shall be binding upon Lessor and Lessee, in which event the parties shall equally share the cost of such appraiser(s). Promptly following the determination of the Fair Market Rental Rate, and provided Lessee does not withdraw its exercise of its option rights, the parties shall confirm such extension in writing, including the adjusted Monthly Base Rent.

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4.            RENT.

4.1.            MONTHLY BASE RENT. For the period commencing on the Commencement Date and continuing until May 31, 2021 (the “Free Base Rent Period”), Lessee shall not be obligated to pay Monthly Base Rent to Lessor. Notwithstanding the foregoing, during the Free Base Rent Period and each month thereafter, Lessee shall pay to Lessor all other sums of any type or kind required to be paid by Lessee hereunder, including, without limitation, additional rent under Section 4.2 of this Lease. Commencing on June 1, 2021 (the “Measurement Date”), and continuing thereafter until the day prior to the first anniversary of the Measurement Date, Lessee shall pay to Lessor a monthly base rental (“Monthly Base Rent”) in the amount of Twenty-Nine Thousand Six Hundred Eighteen and 34/100ths dollars ($29,618.34). On each anniversary of the Measurement Date, the Monthly Base Rent shall be increased in accordance with the provisions of Section 4.3. The Monthly Base Rent due hereunder shall be payable to Lessor by the first day of each month during the Term (at the address stated herein or to such other persons or at such other places as Lessor may designate in writing and shall be paid in lawful money of the United States of America). Monthly Base Rent for any period during the Term which is for less than one (1) month shall be a pro rata portion of the monthly installment. If the Commencement Date does not fall on the first day of a calendar month, such month’s Monthly Base Rent shall be due and payable on the Commencement Date. The Monthly Base Rent set forth in this Section 4.1 is a negotiated figure and shall govern whether or not the actual rentable square footage of the Premises is the same as set forth in Section 12 hereof. Lessee shall have no right to withhold, deduct or offset any amount from the Monthly Base Rent or any other sum due hereunder even if the actual rentable square footage of the Premises is less than that set forth in Section 12.

4.2.           ADDITIONAL RENT; RENTAL TAX; PAYMENT OF RENT. In addition to Monthly Base Rent, all other sums of any type or kind required to be paid by Lessee hereunder to Lessor shall be deemed to be additional rent, whether or not the same may be designated as such herein. The term “Rent” as used herein, unless otherwise specified, shall refer collectively to Monthly Base Rent and any other sums required to be paid by Lessee to Lessor hereunder, except for the taxes described in the immediately following sentence. Lessee agrees to pay to Lessor, in addition to the Rent as provided herein, all privilege, sales, excise, rental and other taxes (except income taxes) imposed now or hereafter imposed by any governmental authority upon the Rent provided to be paid by Lessee to Lessor. Said payment shall be in addition to and accompanying each monthly or other payment of Rent made by Lessee to Lessor. Rent for any period during the Term which is for less than one month shall be a pro-rata portion of the monthly installment. Rent shall be paid without deduction, offset, prior notice or demand to Lessor at the address stated on the Basic Terms Sheet attached hereto or to such other persons or at such other places as Lessor may designate in writing. All Rent shall be paid in lawful money of the United States of America. Lessor’s acceptance of any Rent payment that is for less than the entire amount then currently due hereunder shall be only as an acceptance on account and shall not constitute an accord and satisfaction or a waiver by Lessor of the balance of the Rent due or a waiver of any of the remedies available to Lessor by reason of Lessee’s continuing default hereunder.

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4.3.         MONTHLY BASE RENT INCREASES. Commencing on the first anniversary of the Measurement Date and on each subsequent anniversary thereof (each an “Adjustment Date”), the then Monthly Base Rent (in effect immediately prior to such anniversary date) shall be increased by an amount equal to Three and 00/100ths percent (3.00%) of such then Monthly Base Rent. The increased Monthly Base Rent shall become the Monthly Base Rent for the next twelve (12) month period. The schedule of Adjustment Dates and applicable Monthly Base Rent is as follows:

Lease Year	Adjustment Date	Monthly Base Rent
Free Base Rent Period (February 1, 2021 - May 31, 2021)		$0.00
1 (June 1, 2021 - May 31, 2022)		$29,618.34
2 (June 1, 2022 - May 31, 2023)	June 1, 2022	$30,506.89
3 (June 1, 2023 - May 31, 2022)	June 1, 2023	$31,422.10
4 (June 1, 2024 - May 31, 2025)	June 1, 2024	$32,364.76
5 (June 1, 2025 - May 31, 2026)	June 1, 2025	$33,335.70
6 (June 1, 2026 - May 31, 2027)	June 1, 2026	$34,335.77
7 (June 1, 2027 - May 31, 2028)	June 1, 2027	$35,365.84
8 (June 1, 2028 - May 31, 2029)	June 1, 2028	$36,426.82
9 (June 1, 2029 - May 31, 2030)	June 1, 2029	$37,519.62
10 (June 1, 2030 - May 31, 2031)	June 1, 2030	$38,645.21

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5.            SECURITY DEPOSIT.

5.1.          SECURITY DEPOSIT. Lessee shall deposit with Lessor upon execution hereof One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00) as security for Lessee’s faithful performance of Lessee’s obligations hereunder. If Lessee fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of the Lease, Lessor may use, apply, or retain all or any portion of said deposit for the payment of any Rent or other charge in default or for the payment of any other sum for which Lessor may become obligated by reason of Lessee’s default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessee is in default of this Lease and Lessor so uses or applies all or any portion of said deposit, Lessee shall within 10 days after written demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the amount stated above, and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep said deposit separate from its general accounts. If Lessee performs all of Lessee’s obligations hereunder, said deposit, or so much thereof as has not been applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder) within sixty (60) days of the expiration of the Term and after Lessee has vacated the Premises. Any mortgagee of Lessor, purchaser of the Project, or beneficiary of a deed of trust shall be relieved and released from any obligation to return said deposit in the event such mortgagee, beneficiary of deed of trust or purchaser comes into possession of the Premises by reason of foreclosure or trustee’s sale (including deed in lieu thereof) or proceeding in lieu of foreclosure unless said deposit shall have been actually delivered to such mortgagee, beneficiary of deed of trust or purchaser. Such release, however, shall not relieve the person or entity who owned the Project immediately prior to acquisition of title by such mortgagee, beneficiary of deed of trust or purchaser of any obligation he or it may have to return said deposit.

5.2.            PARTIAL REFUND OF SECURITY DEPOSIT. On the second anniversary of the Measurement Date, provided the Lessee has complied with all terms and conditions of this Lease, including, without limitation, the timely payment of all installments of Rent and further provided that no default has occurred under the Lease and no event that with the delivery of notice, the passage of time or both would constitute a default hereunder, Lessor will apply Fifty Thousand and 00/100ths Dollars ($50,000.00) of the Security Deposit against Lessee’s next installment(s) of Rent to be paid hereunder and thereby reduce the Security Deposit to One Hundred Thousand and 00/100ths Dollars ($100,000.00). On the fourth anniversary of the Measurement Date, provided the Lessee has complied with all terms and conditions of this Lease, including, without limitation, the timely payment of all installments of Rent and further provided that no default has occurred under the Lease and no event that with the delivery of notice, the passage of time or both would constitute a default hereunder, Lessor will apply Twenty-Five Thousand and 00/100ths Dollars ($25,000.00) of the Security Deposit against Lessee’s next installment of Rent to be paid hereunder and thereby reduce the Security Deposit to Seventy-Five Thousand and 00/100ths Dollars ($75,000.00). Any difference between the Rent amount due and payable by Lessee hereunder and the amount of the Security Deposit to be applied by Lessor under this Section 5.2, if any, shall be paid in full by Lessee on the due date therefor. Following the application of any portion of the Security Deposit by Lessor under this Section 5.2, the reduced amount of such deposit shall constitute the “Security Deposit” under this Lease and shall be held by the Lessor for the remainder of the Term in accordance with the terms of this Lease.

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6.            USE.

6.1.         PERMITTED USES.

A.           The Premises are to be used only for the Permitted Uses and for no other business or purpose whatsoever without the prior written consent of Lessor, which will not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Lease, in no event shall the “Permitted Uses” include, or any portion of the Premises be used for or in connection with the following (the “Prohibited Uses”): (i) any product containing any substance, ingredient or component, whether individually or in combination with any other substance, ingredient or component, which is prohibited under any Applicable Laws (as such term is defined below), including, without limitation, U.S. federal law; or (ii) taking, filming or recording photographs, videos or other images depicting adult situations, including, without limitation, sexual acts or any acts which may be deemed lewd or pornographic by Lessor in its sole and absolute discretion. For purposes of part (ii) of the definition of Prohibited Uses, images featured on Lessee’s website (www.yandy.com) as of the Date of Lease and attached hereto as Exhibit G, which are incorporated herein by reference, are acceptable to Lessor and Lessee shall be entitled to use the Premises for the production of such images under part (3) of the definition of Permitted Uses. Any use of the Premises for or in connection with a Prohibited Use are expressly prohibited under this Lease and shall constitute a material and incurable default and breach of this Lease by Tenant. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Project. In the event of a breach of this covenant, Lessee shall pay to Lessor any and all increases in insurance premiums resulting from such breach upon demand, and Lessor shall have all additional remedies provided for herein to redress such breach. Lessee shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other lessee in the Project. If any of Lessee’s machines or equipment disturbs any other lessee in the Project, then Lessee shall provide adequate insulation, or take such other action as may be necessary to eliminate the noise or disturbance. Lessee, at its expense, shall comply with all laws relating to its use and occupancy of the Premises. In addition, Lessee shall observe such reasonable rules and regulations as may be adopted and made available to Lessee by Lessor from time to time for the safety, care and cleanliness of the Premises or the Project and for the preservation of good order therein. A copy of the current rules and regulations in effect for the Project is attached hereto as Exhibit “C”.

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B.         Lessee represents, warrants and covenants that the operation of its business shall be conducted in strict compliance with all applicable private covenants, conditions and restrictions and all applicable federal, state and local environmental, safety and other pertinent laws, rules, regulations and ordinances (collectively sometimes referred to as “Applicable Laws”), including, without limitation, the Americans With Disabilities Act and the Arizonans With Disability Act (collectively the “ADA”) and Lessee agrees that any alterations necessary to the Premises in order to comply with the ADA or such other covenants, conditions, restrictions, laws, rules, regulations and ordinances, shall be at Lessee’s sole cost and expense, but only if required due to (i) improvements made to the Premises by the Lessee, (ii) the specific and unique use of the Premises by Lessee as opposed to uses by tenants in general or (iii) any new Applicable Laws or changes to existing Applicable Laws, coming into effect after the actual Commencement Date. Lessee shall indemnify, defend and hold harmless Lessor from and against any claim, liability, expense, lawsuit, loss or other damage, including reasonable attorneys’ fees, arising from or relating to Lessee’s use of the Premises or Lessee’s activities within the Project or any violations of the ADA due to the use of the Premises by Lessee, its employees, subtenants, agents, guests, contractors or invitees, except to the extent caused by Lessor’s negligent or intentional act or breach of this Lease. Notwithstanding the above, Lessor represents and warrants that the Common Areas shall, as of the Commencement Date, be in compliance with ADA and other Applicable Laws. Lessee shall indemnify, defend, and hold harmless Lessor from and against any claim, liability, expense, lawsuit, loss or other damage, including reasonable attorney’s fees, arising from or related to failure of the Premises to comply with the ADA or other Applicable Laws on the Commencement Date, except to the extent caused by Lessor’s grossly negligent or intentional act or breach of this Lease.

6.2.        CONDITION OF PREMISES. Lessee hereby accepts the Premises in their condition existing as of the date of the execution hereof or in the condition described on the attached Exhibit “B” whichever is applicable, subject to all applicable covenants, conditions, restrictions, matters of public record, laws, ordinances and regulations governing and regulating the use of the Premises, and subject to all matters disclosed thereby. Lessee acknowledges that neither Lessor nor Lessor’s agents has made any representation or warranty as to the suitability of the Premises for the conduct of Lessee’s business or as to the square footage of space over which Lessee shall have exclusive use and occupancy and that Lessee and its agents and contractors have been provided with an opportunity to thoroughly inspect and measure the Premises and the Project.

6.3.        HAZARDOUS MATERIALS.

A.         As used herein, the term “Hazardous Materials” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety, property, or the environment, including all of those materials and substances designated as hazardous or toxic by the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the U.S. Food and Drug Administration, the department of environmental quality or similar government agency of the state, county or municipality where the Premises are located, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

B.           Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household materials, all of which are used, stored and disposed of in compliance with all applicable federal, state and local laws, rules and regulations and in quantities not in excess of those reasonably necessary to conduct the Permitted Use, Lessee agrees not to introduce any Hazardous Materials in, on or adjacent to the Premises or in, on or adjacent to the Project without (i) obtaining Lessor’s prior written approval, (ii) providing Lessor with 30 days’ prior written notice of the exact amount, nature, and manner of intended use of such Hazardous Materials, and (iii) complying with all applicable federal, state and local laws, rules, regulations, policies and authorities 10 relating to the storage, use, disposal and clean-up of Hazardous Materials, including, but not limited to, the obtaining of all proper permits.

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C.           Lessee shall immediately notify Lessor of any inquiry, test, investigation, or enforcement proceeding by, against or directed at Lessee or the Premises concerning Hazardous Materials. Lessee acknowledges that Lessor, as the owner of the Premises, shall have the right, at its election, in its own name or as Lessee’s agent, to negotiate, defend, approve, and appeal, at Lessee’s expense, any action taken or order issued by any applicable governmental authority with regard to Hazardous Materials used, stored, disposed of or released on or from the Premises by Lessee or its agents, employees, contractors or invitees.

D.            If Lessee’s storage, use, disposal or release of any Hazardous Materials in, on or adjacent to the Premises or the Project results in any contamination of the Premises, the Project, the soil, surface or groundwater thereunder or the air above or around the Premises and the Project (i) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or (ii) at levels which are unacceptable to Lessor, in Lessor’s sole and absolute discretion, Lessee agrees to clean-up the contamination immediately, at Lessee’s sole cost and expense. Lessee further agrees to indemnify, defend and hold Lessor harmless from and against any claims, suits, causes of action, costs, damages, loss and fees, including reasonable attorneys’ fees and costs, arising out of or in connection with (i) any clean-up work, inquiry or enforcement proceeding relating to Hazardous Materials currently or hereafter used, stored, disposed of or released by Lessee or its agents, employees, contractors or invitees on or about the Premises or the Project, and (ii) the use, storage, disposal or release by Lessee or its agents, employees, contractors or invitees of any Hazardous Materials on or about the Premises or the Project.

E.            Notwithstanding any other right of entry granted to Lessor under this Lease, Lessor shall have the right to enter the Premises or to have consultants enter the Premises throughout the Term at reasonable times for the purpose of determining: (1) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances and policies, including those pertaining to the environmental condition of the Premises; (2) whether Lessee has complied with this Section 6 and (3) the corrective measures, if any, required of Lessee to ensure the safe use, storage and disposal of Hazardous Materials. Lessee agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are not limited to, entering the Premises with machinery for the purpose of obtaining laboratory samples. Lessor shall not be limited in the number of such inspections during the Term. If, during such inspections, it is found that Lessee’s use, storage, disposal or release of Hazardous Materials constitutes a violation of this Lease, in addition to any other remedies available to Lessor by reason of such violation, Lessee shall reimburse Lessor for the cost of such inspections within 10 days of receipt of a written statement therefor. If such consultants determine that the Premises are contaminated with Hazardous Materials or in violation of any applicable environmental law by reason of the use, storage, disposal or release of such by Lessee or its agents, employees, contractors or invitees, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Lessor and any applicable governmental agencies. If Lessee fails to do so, Lessor, at its sole discretion, may, in addition to all other remedies available to Lessor under this Lease and at law and in equity, cause the violation and/or contamination to be remedied at Lessee’s sole cost and expense. The right granted to Lessor herein to inspect the Premises shall not create a duty on Lessor’s part to inspect the Premises, or liability of Lessor for Lessee’s use, storage or disposal of Hazardous Materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith.

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F.            Lessee shall surrender the Premises to Lessor upon the expiration or earlier termination of this Lease free of Hazardous Materials used, stored, disposed of or released on or from the Premises or the Project by Lessee or its agents, employees, contractors, sublessees, or invitees and in a condition which complies with all governmental statutes, ordinances, regulations and policies, recommendations of consultants hired by Lessor, and such other reasonable requirements as may be imposed by Lessor. Lessor shall deliver the Premises to Lessee upon the Commencement Date free of Hazardous Materials (in violation of applicable laws), used, stored, disposed of or released on or from the Premises or the Project by Lessor or its agents, employees, contractors, sublessees, or invitees and in a condition which complies with all governmental statutes, ordinances, regulations, and policies.

G.            Lessee’s obligations under this Section 6 and all indemnification obligations of Lessee under this Lease shall survive the expiration or earlier termination of this Lease.

7.            MAINTENANCE, REPAIRS AND ALTERATIONS.

7.1.       LESSOR’S OBLIGATIONS. Lessor shall deliver the Premises to Lessee on the Commencement Date in good condition with all building systems (including the electrical, and plumbing systems) operable and in good working order. Subject to the provisions of Section 9 and except as provided for in Section 7.2(A) and elsewhere herein, and except for damage caused by any negligent or intentional act or omission of Lessee, Lessee’s agents, employees, contractors, sublessees or invitees, and except for Lessor’s right to include certain costs as Total Common Area Charges pursuant to Section 11, Lessor, at Lessor’s expense, shall keep the foundations, exterior roofs and the structural portions of the structural walls of the Building and the Common Areas (including exterior plumbing and exterior electric) in good order, condition, and repair, and perform all repairs in a timely manner. Lessee expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease or its obligations hereunder because of Lessor’s failure to keep the Premises or any other portion of the Premises, the Building, or any other portion of the Project in good order, condition, and repair.

7.2.        LESSEE’S OBLIGATIONS.

A.           Lessee shall, at its expense throughout the Term, maintain, service, replace, and keep in good repair the Premises (except those items for which Lessor is specifically made responsible under Section 7.1) and mechanical equipment of the Premises and all other aspects of the Premises, including, without limitation, such items as floors, ceilings, walls, doors, glass, plumbing, paint, heating, ventilation and air conditioning equipment, partitions, electrical equipment, wires and electrical fixtures, and surrender the same upon the expiration or earlier termination of the Term in the same condition as received, ordinary wear and tear excepted. Lessee shall give Lessor prompt written notice of any item which Lessor is required to repair and of any unsafe condition upon or within the Premises.

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B.            Except for the Lessor’s Work, Lessee agrees, at Lessee’s sole cost and expense, but subject to the Tenant Improvement Allowance (as defined in Exhibit “E” attached hereto), to provide all work of whatever nature that is necessary to complete the Premises and open the Premises for business (“Lessee’s Work”). Lessee’s Work shall be completed pursuant to and in accordance with the work letter agreement attached hereto as Exhibit “E”.

Unless otherwise specifically provided in this Lease (including all exhibits) to the contrary, Lessee shall be responsible for all costs relating to space planning and architectural, engineering, construction and other fees related to Lessee’s improvement of the Premises, and Lessee shall comply with all governmental regulations, including those of the City of Phoenix, with regard to the construction of any improvements installed within the Premises.

C.            Any and all of Lessee’s contractors (including Contractor) and/or subcontractors constructing any alterations, improvements (including Lessee’s Work), additions, utility installations or removing any fixtures shall sign a “Contractors Hold Harmless Agreement” in the form attached hereto as Exhibit “F”, to be provided to Lessor prior to commencement of any of such work. Contractor(s)/sub-contractor(s) who do not currently have a certificate of insurance on file with Lessor shall provide Lessor with certificates of insurance reflecting the coverage requirements set forth in Schedule 2 to Exhibit “E”, naming Lessor, its manager, Lessor’s property manager and such other parties as Lessor may determine, as additional insureds. It shall be the responsibility of Lessee to provide Lessor with a copy of its certificate of occupancy upon receipt by Lessee, which shall be provided to Lessor prior to Lessee commencing any business operations from, within or about the Premises.

D.            Lessor shall have the right to enter into and keep in force during the Term a preventive maintenance contract with a licensed heating and air conditioning contractor providing for the regular inspection and maintenance of the heating, ventilating and air conditioning equipment serving the Premises, and for a cost that is reasonable and customary. If Lessor elects to enter into such a preventive maintenance contract, Lessee shall pay to Lessor, as additional rent hereunder, within 10 days after receiving request therefor from Lessor, all sums charged by such contractor under the preventive maintenance contract. In the alternative, Lessor may include such charges as Total Common Area changes pursuant to Section 11. Lessor may elect to enter into such a preventive maintenance contract that covers heating, ventilating and air conditioning equipment serving the Premises as well as additional premises. In such case, Lessee shall only be responsible for those charges under the contract relating to the heating, ventilating and air conditioning equipment serving the Premises.

E.            On the last day of the Term, or on any earlier termination, Lessee shall surrender the Premises to Lessor in the same condition as received, broom clean, ordinary wear and tear excepted. Lessee shall repair any damage to the Premises occasioned by the removal of its trade fixtures, furnishings and equipment pursuant to Section 7.3, which repair shall include without limitation the patching and filling of holes and repair of structural damage.

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7.3.            ALTERATIONS AND ADDITIONS.

A.           Without the prior written consent of Lessor, Lessee shall not make any alterations, improvements, additions or utility installations within or to the Premises costing in excess of $10,000.00, nor remove, modify or alter any fixtures, nor make any alterations to the “path of travel” (as the term is used in the ADA and in the rules and regulations implementing the ADA), whether within or outside the Premises (collectively, “Alterations”). Any Alterations shall, at Lessor’s option, become part of the realty and belong to Lessor upon the expiration or earlier termination of this Lease, except for furniture, equipment and trade fixtures if and to the extent any of such furniture, equipment and trade fixtures were paid for by Lessee. Lessee shall keep the Premises and the Project free from any liens arising out of any work performed for, material furnished to, or obligations incurred by the Lessee. It is further understood and agreed that under no circumstance is the Lessee to be deemed the agent of the Lessor for any alteration, repair, or construction within the Premises, the same being done at the sole expense of the Lessee. All contractors, materialmen, mechanics, and laborers are hereby charged with notice that they must look only to the Lessee for the payment of any charge for work done and materials furnished upon the Premises in connection with any Alterations, repair or construction by Lessee within the Premises during the Term.

B.            Upon the expiration or earlier termination of the Term, Lessee shall, upon written demand by Lessor, at Lessee’s sole expense, with due diligence, remove any Alteration made by Lessee, designated by Lessor to be removed, and repair any damage to the Premises caused by such removal. Lessee shall remove all of its movable property and trade fixtures which can be removed without damage to the Premises at the expiration or earlier termination of this Lease and shall pay Lessor for all damages from injury to the Premises or Project resulting from such removal.

C.            Any and all of Lessee’s contractors (including Contractor) and/or subcontractors performing, constructing or removing any Alterations shall, as a condition precedent to Lessor’s consent thereto under Section 7.3(A), sign a “Contractors Hold Harmless Agreement” in the form attached hereto as Exhibit “F”, to be provided to Lessor prior to commencement of any of such work. All Contractor(s)/sub-contractor(s) shall provide Lessor with a certificate of insurance in which the commercial general liability coverage shall not be less than $1,000,000, combined single limit, naming Lessor, its managers and such other parties as Lessor may determine as additional insureds.

8.            INSURANCE; INDEMNITY.

8.1.         LESSEE’S INSURANCE. From and after the date of delivery of the Premises from Lessor to Lessee and continuing throughout the Term of this Lease, Lessee shall carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

A.           Commercial General Liability Insurance covering the Premises and Lessee’s use thereof against claims for bodily injury or death, personal injury and property damage occurring upon, in or about the Premises regardless of when such claims may be made. Such insurance shall have a combined single limit of at least $1,000,000 per occurrence and $2,000,000 in the aggregate. The insurance coverage required under this subparagraph shall include coverage for liability hazards as defined in the policy forms and endorsements for premises and operations liability, per project and aggregate endorsements, personal injury liability, broad form property damage liability and contractual liability arising out of this Lease. If required by Lessor from time to time, acting in accordance with its insurance advisors, Lessee shall increase the limits of its commercial general public liability insurance to commercially reasonable amounts.

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B.            Statutory Workers’ Compensation Insurance to comply with Arizona law and Employer’s Liability Insurance with limits of not less than $1,000,000 for bodily injury by accident or disease. This policy shall include a waiver of subrogation waiving rights of subrogation against the Lessor and any indemnified party under this Lease.

C.            Special Causes of Loss Property Insurance covering Lessee’s furniture, fixtures, merchandise and personal property from time to time in, on or about the Premises, and all leasehold improvements to the Premises specifically including any heating and cooling facilities serving the Premises which may be located outside the Premises provided that Lessee shall have the option to self-insure for plate glass. Such insurance (A) shall be written on a replacement cost basis in an amount at least equal to one hundred percent (100%) of the replacement cost of the insured property, subject to reasonable deductibles approved by the Lessor; and (B) shall provide protection against perils that are covered under the Special Causes of Loss insurance form. Lessee’s obligation to provide insurance pursuant to this subparagraph shall apply to all improvements and fixtures described herein, notwithstanding that some or all of such improvements and fixtures may have been installed by Lessee, Lessor, a prior Lessee or any other party at any time before or after the delivery of the Premises to Lessee.

D.           Business Auto and Truckers Policy with minimum limits of $1,000,000 per accident including coverage for the loading and unloading of trailers, and include the Lessor, the Lessor’s property manager and any indemnified party under the Lease as additional insured.

E.            Umbrella and/or Excess insurance with minimum policy limits of $5,000,000 per occurrence and in the aggregate on a per location basis. Policy limits required can be met with any combination of primary, umbrella or excess policies of insurance.

8.2.      LESSOR’S PROPERTY INSURANCE. Lessor shall obtain and keep in force during the Term a policy or policies of insurance covering loss or damage to the Project, in the amount of the full replacement value thereof, exclusive of footings and foundations, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and special extended perils (special form), including plate glass coverage. Lessee understands and agrees that the insurance described in this Section 8.2 will not cover Lessee’s personal property, merchandise, stock in trade, trade fixtures or equipment in or about the Premises.

8.3.       OTHER INSURANCE. Lessor shall obtain and keep in force during the Term a policy of business interruption insurance in an amount sufficient to cover any loss of income from the Project for a period of 12 months; and may, at its option, obtain and keep in force during the Term a policy of flood insurance in an amount and upon such terms as are acceptable to Lessor.

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8.4.      INSURANCE POLICIES. Insurance required hereunder shall be in companies rated “A-XII” or better by A. M. Best Co., in Best’s Key guide. On or prior to the Commencement Date, Lessee shall deliver to Lessor copies of policies of liability insurance required under Section 8.1 or, at Lessor’s election, certificates evidencing the existence and amounts of such insurance and naming Lessor, Lessor’s property manager, any indemnified party under the Lease and such other parties as Lessor may require, as additional insureds thereunder. All such policies and certificates of insurance shall be on forms reasonably acceptable to Lessor and shall state explicitly that such insurance shall not be cancelable or subject to reduction of coverage or other modification except upon at least 30 days’ advance written notice by the insurer to Lessor. All deductible amounts in the insurance required to be carried by Lessee hereunder shall be subject to Lessor’s reasonable approval. Lessee shall furnish Lessor with renewals or “binders” thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee upon demand. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Sections 8.2 or 8.3. Either party may provide any required insurance under a so-called blanket policy or policies covering other parties and locations and may maintain the required coverage by a so-called umbrella policy or policies, so long as the required coverage is not thereby diminished.

8.5.      WAIVER OF SUBROGATION. Notwithstanding any other provision in this Lease to the contrary, Lessee and Lessor each hereby waives any and all rights of recovery against the other, or against the officers, partners, employees, members, managers, agents, and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control, where such loss or damage is insured against and actually covered (or where such loss or damage is required hereunder to be insured against and if so insured would have been covered) under any property insurance policy in force at the time of such loss or damage, but such waiver extends only to the extent of the actual insurance coverage or the coverage that would have applied if the insurance that is required hereunder had been obtained. Lessee and Lessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

8.6.      INDEMNITY. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims arising from Lessee’s use of the Premises, or from the conduct of Lessee’s business or from any activity, work, or things done, permitted, or suffered by Lessee in or about the Premises or elsewhere, and shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease or arising from any negligence of the Lessee, or any of the Lessee’s agents, contractors, sublessees, invitees or employees, and from and against all costs, attorneys’ fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, except to the extent occurring as a result of the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors and employees or the breach of this Agreement by Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises arising from any cause other than the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors, or employees or the breach of this Agreement by Lessor, and Lessee hereby waives all claims in respect thereof against Lessor.

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Without limiting the generality of the foregoing, Lessee acknowledges and agrees that the decision as to whether to include dock locks, dock restraints or other safety-related equipment, fixtures or improvements in the Building or elsewhere in the Premises shall solely be the responsibility of Lessee, and Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims, damages, causes of action, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Leased Premises to the extent caused or alleged to be caused by the failure of any such safety-related equipment, fixtures or improvements to be installed or maintained at the Leased Premises.

8.7.           EXEMPTION OF LESSOR FROM LIABILITY.

A.          Except to the extent occurring as a result of the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors and employees or the breach of this Agreement by Lessor, or as otherwise provided elsewhere in this Lease, Lessee hereby agrees that Lessor and its agents shall not be liable for injury to Lessee’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, equipment or other property of Lessee, Lessee’s employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or light fixtures, or from any other cause whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other portions of the Project, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other lessee of the Project.

B.            No members, managers, managers of a member(s), partners, shareholders, directors, officers, employees or agents of Lessor or individual, member of a joint venture, tenancy in common, firm or partnership, general or limited, which may be the Lessor or any successor in interest, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease. Lessee shall look solely to the equity of Lessor in the Project, and the rents, issues and profits derived therefrom, and to no other assets of Lessor, for the satisfaction of the remedies of Lessee in the event of a breach by Lessor. Lessee will not seek recourse against the members, managers, managers of a member(s), partners, shareholders, directors, officers, employees or agents of Lessor or an individual, member of a joint venture, tenancy in common, firm or partnership, general or limited, which may be the Lessor or any successor in interest or any of their personal assets for such satisfaction. Similarly, Lessor will not seek recourse against the members, managers, managers of a member(s), partners, shareholders, directors, officers or employees of Lessee (or of any successor in interest thereto) for the obligations of Lessee under this Lease. It is mutually agreed that this clause is and shall be considered an integral part of this Lease.

8.8.          LESSEE’S PROPORTIONATE SHARE OF INSURANCE PREMIUMS. Lessee shall pay during the Term, as additional Rent and in addition to all other charges due hereunder, Lessee’s proportionate share (calculated in the manner described in Section 12) of the premiums for the insurance required or permitted to be carried by Lessor hereunder (the “Insurance Amount”), whether the Insurance Amount shall be the result of the nature of Lessee’s occupancy, any act or omission of Lessee, requirements of the holder of a mortgage or deed of trust covering the Premises, increased valuation of the Premises or the Project, or otherwise. Lessee shall pay Lessor in advance its monthly estimated proportionate share of the Insurance Amount together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 10 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term, or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all of Lessor’s insurance costs for the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of such costs for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of all of Lessor’s insurance costs for the Project for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 8.8. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 10 days of its receipt of such statement.

9.              DAMAGE OR DESTRUCTION.

9.1.           RECONSTRUCTION OF PREMISES. If during the Term all or part of the Premises should be destroyed partially or totally by fire or other casualty, this Lease shall continue thereafter in full force and effect, except as hereinafter provided, and the Lessor shall use commercially reasonable diligent efforts to cause the reconstruction of the Premises as soon as reasonably possible following such destruction to substantially the same condition in which it existed at the time immediately preceding such destruction. Lessee’s obligation to pay Rent to Lessor hereunder shall abate from the date of such destruction until completion of such reconstruction and the Term hereof shall be automatically extended for a period of time equivalent to that during which Rent is abated as provided herein. Should the Premises be partially damaged or destroyed, Rent shall be abated in the same proportion as the destruction materially affects Lessee’s ability to occupy and use the Premises for the Permitted Use. Notwithstanding the foregoing, within 30 days of the loss (or such longer period as may be reasonably necessary), Lessor shall reasonably determine and communicate in writing to Lessee (the “Lessor’s Repair Notice”) whether or not the Premises can be reasonably repaired within 180 days following such casualty, and if Lessor determines that the Premises cannot reasonably be repaired within such 180 day period, then either party may, by written notice to the other party within 30 days after Lessee’s receipt of Lessor’s Repair Notice, terminate this Lease (the “Termination Right”). Notwithstanding the foregoing, Lessor shall have 90 days following the partial or total destruction of the Premises to elect in writing not to commence reconstruction, repair or replacement of the Premises and to terminate this Lease, and if Lessor’s lender fails to allow insurance proceeds to be made available for reconstruction of the Premises following a fire or other casualty or if such fire or other casualty is not covered by the insurance maintained by Lessor (or the insurance that Lessor would have maintained if it had maintained the insurance required under Section 8.4) Lessor shall have the option, within 30 days following the date Lessor learns of either of such facts, to terminate this Lease. Notwithstanding any language herein to the contrary, if (i) the Premises are damaged by a casualty loss not caused by Lessee or its agents, employees or licensees, and (ii) in Lessee’s reasonable judgment the Premises are not repaired sufficiently within 180 days of the date of loss (the “Repair Period”) so that Lessee can reasonably operate its business in the Premises, and (iii) Lessor at its sole expense has not made available to Lessee (which availability may be elected by Lessor in its sole discretion) alternative space reasonably acceptable to Lessee in which Lessee can continue its business, then Lessee may terminate this Lease upon written notice to Lessor given within 30 days after the expiration of the Repair Period (the “Second Termination Right”). If Lessor makes available to Lessee alternative space to keep this Lease in effect, then Lessor shall also be responsible at its sole expense to move Lessee back into the Premises after repair of the Premises to a substantially equivalent condition as existed prior to the casualty date. Lessor and Lessee shall cooperate with each other in connection with any such relocation.

9.2.           FORCE MAJEURE. Except for Lessee’s Termination Right and the Second Termination Right, if Lessor is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required in Section 9.1 by reason of Force Majeure, then the performance of that term, covenant or act is excused for the period of the delay and the reconstruction period shall be deemed correspondingly extended.

9.3.           ABATEMENT SOLE REMEDY. Except for Lessee’s Termination Right and the Second Termination Right, and except for abatement of rent, if any, as described in Section 9.1 above, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration of the Premises.

9.4.           NOTICE OF LOSS OR DAMAGE. Lessee shall give immediate telephonic notice to Lessor in cases of accident or material casualty in the Premises or in the Building, and Lessee shall thereafter promptly confirm such notice in writing.

9.5.           WAIVER. Lessee hereby expressly waives the benefit of A.R.S. § 33-343 or any other statute now or hereafter in effect which would otherwise afford Lessee the right to terminate this Lease or its obligations hereunder due to damage to or destruction of the Premises or the Project and agrees that the terms of this Lease shall govern the effect of any damage to or destruction thereof.

10.            REAL PROPERTY TAXES.

10.1.         PAYMENT OF LESSEE’S PROPORTIONATE SHARE OF TAXES. Lessor shall pay all real property taxes applicable to the Premises; provided, however, that Lessee shall pay, as additional Rent hereunder and in addition to all other charges due hereunder, Lessee’s proportionate share (calculated in the manner described in Section 12) of Real Property Taxes (as defined below) applicable to the Project during the Term (the “Real Property Tax Amount”). Lessee shall pay Lessor in advance its monthly estimated share of the Real Property Tax Amount, together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 10 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all Real Property Taxes relating to the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of such Real Property Taxes for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of all Real Property Taxes relating to the Project for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 10.1. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 10 days of its receipt of such statement. If the Term does not commence or expire concurrently with the commencement or expiration of the tax year, Lessee’s liability for Real Property Taxes for such partial year shall be prorated on an annual basis.

10.2.         DEFINITION OF “REAL PROPERTY TAX(ES)”. As used herein, the term “Real Property Tax” or “Real Property Taxes” shall include any form of assessment, fee, levy, improvement bond, penalty or tax (other than personal income, inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax or assess, including any city, county, state, or federal government, any school, agricultural, lighting, drainage, or other improvement district thereof, or any private owners association created by covenants, conditions and restrictions binding on the Premises, as against any legal or equitable interest of Lessor in the Premises, the Project and the real property of which the Premises and the Project are a part, or as against Lessor’s business of leasing space in the Project. The term Real Property Tax shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the Term, including, but not limited to, a change in the ownership of the Project, but shall not include any tax on the income of Lessor.

10.3.         PERSONAL PROPERTY TAXES.

A.           Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment, and all other personal property to be assessed and billed separately from the real property of Lessor.

B.            If any of Lessee’s personal property shall be assessed and billed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11.           COMMON AREA CHARGES. In addition to any other charges herein provided to be paid by Lessee to Lessor, Lessee shall pay to Lessor, as additional Rent and as Lessee’s share of the cost of maintaining, operating, repairing and managing the Project, Lessee’s proportionate share (as calculated in the manner described in Section 12) of the Total Common Area Charges (as hereinafter defined) for any calendar year during the Term (the “CAM Amount”). Lessee shall pay Lessor in advance its monthly estimated proportionate share (as calculated in the manner described in Section 12) of the Total Common Area Charges, together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 15 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all Total Common Area Charges for the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of the Total Common Area Charges for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of the Total Common Area Charges for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 11. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 30 days of its receipt of such statement. “Total Common Area Charges” shall consist of all customary costs and expenses of every type associated with the management, repair, maintenance, and insuring of the Project during the Term including, without limitation, costs and expenses for the following: gardening and landscaping; utilities, water and sewer charges; actual premiums for liability, property damage and casualty, workman’s compensation and other insurance as required by Lessor or its lenders; all personal property taxes levied on or attributable to personal property used in connection with the Project; rental or lease payments paid by Lessor for rented or leased personal property used in the operation or maintenance of Project; fees for required licenses and permits; refuse disposal charges; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, janitorial, refuse removal, security and similar items; repair and maintenance of exterior roofs and reserves for roof replacement and exterior painting of the Project and other appropriate reserves; fees paid to property managers; amortization of capital expenses, including financing costs if (i) required by a governmental entity for energy conservation, life safety, ADA, or environmental purposes, (ii) reasonably made by Lessor to reduce Total Common Area Charges, or (iii) the replacement of the HVAC systems under Section 7.2 above, the cost of which capital expenses shall be reasonably amortized by Lessor over the useful life of the improvement, in accordance with generally accepted accounting principles; compensation (including employment taxes and fringe benefits) of all persons who perform duties connected with the operation, maintenance, repair or overhaul of the Project, but only to the extent of the time performed working on the Project; and other similar costs and expenses relating to the operation and maintenance of the Project. Said Total Common Area Charges shall further include all charges for utilities supplied to the Premises and to other Lessees of the Project which are not separately metered, all charges for regular preventive maintenance service of mechanical equipment including, without limitation, heating, ventilating and air conditioning equipment, which serves the Common Areas, the cost of lighting, maintenance and repair of the Project identification signs, all charges for repair and maintenance of mechanical equipment, including, without limitation, heating, ventilating and air conditioning equipment which is attributable to the Project, and the cost of repairing and maintaining the plumbing, electrical and other off-Premises facilities serving the Premises or the Project. The Total Common Area Charges will also include an administrative fee equal to 4% of all other common area charges for the Project under this Lease, the Insurance Amount and the Real Property Taxes.

Common Area Charges shall not include interest, amortization or other payments on loans required to be paid by Lessor; leasing commissions; income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of Lessor from the operation of the Premises or the Project; the cost of providing tenant improvements to any tenants or the cost of renovating space leased to new tenants or space vacated by any tenant; goods or materials provided to any tenant for which separate charge to such tenant is made; advertising costs incurred in renting space in the Building or Project; any costs or expenses for which Lessor is or will otherwise be reimbursed or indemnified (whether by an insurer, condemnor, tenant or otherwise); overhead and administrative costs of Lessor not directly incurred in the operation and maintenance of the Project; depreciation or amortization of the Building or its contents or components; expenses for repairs or other work the cost of which is covered by insurance carried by Lessor or required to be carried by Lessor hereunder; expenses in addition to leasing commissions incurred in leasing or obtaining new tenants or retaining existing tenants, including legal expenses, entertaining or promotion; interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Project or any interest of Lessor in the Project; transfer or recordation taxes and other charges in connection with the transfer of ownership in the Building, or land trust fees; expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty, provided the warranty is honored; the cost of any item or service for which Lessee separately reimburses Lessor, or which Lessor provides selectively to one or more tenants of the Project, other than Lessee, whether or not Lessor is reimbursed by such other tenant(s); legal fees relating to the ownership, construction, leasing, sale of or relating to any litigation in any way involving the Project, or to the enforcement of the terms of any lease; any interest or penalty incurred due to the late payment of any operating expense and/or real estate tax; the cost of any penalty or fine incurred for noncompliance with any applicable building or fire code or any other applicable law relating to the Project, any personal property taxes of the Lessor for equipment or items not used directly in the operation or maintenance of the Project, nor connected therewith; Lessor’s general office expenses, and expenses for travel, entertainment, gifts, dues, subscriptions, memberships, tuition, seminars, errors and omissions insurance, automobile allowances, and charitable or political donations, provided that in no event shall the payroll, payroll related and other expenses related to any employees of Lessor above the building manager or equivalent operational level or not working full-time on the management or operation of the Project be included in Common Area Charges, and further provided that such expenses of part-time workers may be included if equitably allocated to reflect actual time spent on the Project; the cost of overtime or other expense to Lessor in performing work expressly provided in this Lease to be borne at Lessor’s expense; all bad debt loss, rent loss, or reserve for bad debt or rent loss; and any amount paid to an entity related to Lessor which exceed the amount that would have been paid for comparable goods or services in an arms-length transaction between unrelated parties in the greater Phoenix metropolitan area.

Lessee shall have the right, at Lessee’s cost, to audit Lessor’s books and records relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount. Lessee shall provide not less than thirty (30) days’ prior written notice of its intent to audit. Lessee’s right to audit Lessor’s books and records may be exercised no more than once per calendar year. Lessee’s written notice of its intent to audit must be received by Lessor no later than 60 days after Lessee’s receipt of the statement(s) from Lessor relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount. Lessee shall provide the results of such audit to the Lessor immediately upon receipt by Lessee. If such audit reveals that Lessor has over-charged Lessee, then within thirty (30) days after the results of such audit are delivered to Lessor, Lessor shall reimburse to Lessee the amount of such over-charge. If such audit reveals that Lessor has under-charged Lessee, then within thirty (30) days after the results of such audit are delivered to Lessor, Lessee shall pay to Lessor the amount of such under-charge. Lessee agrees to pay the cost of such audit unless it is subsequently determined that Lessor’s original statement(s) relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount overstated such costs by five percent (5%) or more of the actual Total Common Area Charges, Real Property Taxes and Insurance Amount verified by such audit, in which case Lessor shall reimburse Lessee for the reasonable cost of such audit (but in no event shall such reimbursement exceed the amount the Total Common Area Charges, Real Property Taxes and the Insurance Amount were overstated). Lessee shall be specifically restricted and prohibited from engaging an auditor pursuant to this Section 11 on any sort of fee-for-results or contingent fee arrangement basis.

12.          PROPORTIONATE SHARE. For purposes of Sections 8.8, 10.1 11 and 13, Lessee’s proportionate share to be used to calculate the Insurance Amount, the Real Property Tax Amount, the CAM Amount and Lessee’s responsibility for any utilities supplied to the Premises which are not separately metered shall be a fraction, the numerator of which is the total gross rentable square footage of the Premises, and the denominator of which is the total gross rentable square footage of the entire Project, from time to time. The parties agree that as of the Commencement Date, Lessee’s proportionate share will be 31.91%. Lessor estimates the CAM Amount for calendar year 2021 to be approximately $0.13 per square foot of rentable area per month. Lessee’s proportionate share as of the Commencement Date, as described above, is a negotiated figure and shall govern whether or not the actual rentable square footage of the Premises and/or the actual rentable square footage of the entire Project as of the Commencement Date is the same as that described above.

13.            UTILITIES; UTILITIES DEREGULATION.

13.1.         UTILITIES. Lessee shall contract directly with the local utilities suppliers and pay for all water, gas, heat, light, power, telephone, and other utilities and services supplied to the Premises during the Term, together with any taxes thereon. If any utility supplied to the Premises is not separately metered, Lessee shall pay its proportionate share of the cost thereof as Total Common Area Charges.

13.2.         LESSOR CONTROLS SELECTION. If permitted by law, Lessor shall have the right at any time and from time to time during the Term to contract for service from a company or companies providing electricity service different from the utility company currently providing electricity service to the Project (each such different company shall hereinafter be referred to as an “Alternate Service Provider”).

13.3.        LESSEE SHALL GIVE LESSOR ACCESS. Lessee shall cooperate with Lessor, the utility company currently providing electricity to the Project (the “Electric Service Provider”), and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Lessor, Electric Service Provider and any Alternate Service Provider reasonable access to the Project’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

13.4.        LESSOR NOT RESPONSIBLE FOR INTERRUPTION OF SERVICE. Lessor shall in no way be liable or responsible for any loss, damage, or expense that Lessee may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy or any other utility or service furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Lessee’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction in whole or in part, or entitle Lessee to any abatement or diminution of Rent, or relieve Lessee from any obligations under the Lease; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days and such interruption is not related to any act or omission of Lessee, Lessee shall, as Lessee’s sole remedy, be entitled to an abatement of Rent pro rata for each day thereafter that Lessee is without any such services.

14.            ASSIGNMENT AND SUBLETTING.

14.1.         LESSOR’S CONSENT REQUIRED. Except as provided in Section 14.6 below, Lessee shall not voluntarily or by operation of law, assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Lessee’s interest in this Lease or in the Premises, without Lessor’s prior written consent, which consent may be granted, conditioned or withheld in Lessor’s sole and absolute discretion. Any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void, and shall constitute a breach of this Lease.

14.2.         NO RELEASE OF LESSEE. Regardless of Lessor’s consent, no subletting or assignment shall release Lessee of Lessee’s obligation or alter the primary liability of Lessee to pay the Rent and to perform all other obligations to be performed by Lessee hereunder, and no assignment shall be effective unless and until the assignee executes a written instrument, in form reasonably acceptable to Lessor, assuming all of Lessee’s obligations under this Lease. The acceptance of Rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

14.3.         PAYMENT OF COSTS AND FEES. Lessee shall pay in advance all costs, expenses and reasonable attorneys’ fees that may be incurred by Lessor in processing, documenting or administering the request of Lessee for Lessor’s consent required pursuant to this Section (whether or not such consent is granted) in addition to a $500 assignment/subletting fee in the event Lessor consents to any assignment or sublease. This Section 14.3 does not apply to a Permitted Transfer (as defined in Section 14.6 below).

14.4.         PROFITS ON ASSIGNMENT OR SUBLEASE. Without affecting any of its other obligations under this Lease, Lessee shall pay to Lessor 50% of all money or other economic consideration received by Lessee as a result of (1) subletting any or all of the space covered by this Lease, and/or (2) assignment of this Lease. Such amounts, together with all applicable rental taxes due thereon, shall be paid by Lessee to Lessor at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 5 days after receipt thereof by Lessee. This amount shall be in addition to any Rent due under this Lease, and shall apply to all amounts received by the Lessee whether or not described as payments of Rent. For example, if a lessee is renting 2,000 square feet of space for $10,000 per year, and sublets 1,000 square feet of the space to another tenant for $8,000, lessee owes Lessor a total of $11,500 per year during the term of the sublease. This consists of $1,500 received by the lessee from the sublease (constituting lessee’s “profit” on the sublease) plus $10,000 (the annual base rent due under the lease).

14.5.         CHANGE IN CONTROL OF LESSEE. If Lessee is a corporation, a limited liability company, partnership or other entity, any change in control of such entity shall constitute a transfer of Lessee’s interest in this Lease. As used in this Section and Section 14.6 “control” means the possession directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

14.6.         PERMITTED TRANSFERS. Lessee may, upon notice to Lessor but without obtaining Lessor’s consent, assign this Lease or sublet all or any portion of the Premises to any individual(s) or entity: (a) that owns a majority of the equity interests in Lessee; (b) a majority of the equity interests in which are owned by Lessee; or (c) a majority of the equity interests in which are owned by the same individual(s) or entity that owns a majority of the equity interests in Lessee. Furthermore, Lessor’s consent shall not be required in connection with any merger of Lessee into a different entity or a transfer of a substantial portion of Lessee’s assets to another entity provided, in either event, that there is no change in the control of Lessee as a result thereof. An assignment, sublease, merger or transfer described in this Section 14.6 is referred to herein as a “Permitted Transfer”.

15.           DEFAULTS; REMEDIES.

15.1.        DEFAULTS. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

A.           The abandonment of the Premises by Lessee.

B.            The failure by Lessee to make any payment of Rent or any other payment required to be made by Lessee hereunder when due, where such failure shall continue for a period of five (5) days after written notice thereof from Lessor to Lessee.

C.            The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in Subsection (B) above, where such failure shall continue for a period of 30 days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s obligation is such that more than 30 days are reasonably required for performance, then Lessee shall not be in default if Lessee commences performance with such 30-day period and thereafter diligently prosecutes the same to completion; provided, however, in no event shall Lessee have more than 60 days to complete the cure of such default.

D.             (i) The making by Lessee of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution, or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days.

E.            The chronic delinquency by Lessee in the payment of monthly Rent, or any other periodic payment required to be paid by Lessee under this Lease. “Chronic delinquency” shall mean failure by Lessee to pay monthly Rent, or any other periodic payment required to be paid by Lessee under this Lease, within five (5) days as described in Section 15.1(B) above, for any three (3) months (consecutive or nonconsecutive) during any 12 month period. In the event of the chronic delinquency, at Lessor’s option, Lessor shall have the additional right to require that monthly Rent be paid by Lessee quarter-annually, in advance, for the remainder of the Term.

F.             If applicable, any guarantor of this Lease, if any, dies, dissolves (including, without limitation, administrative dissolution), revokes, or otherwise terminates, or purports to revoke or otherwise terminate (by operation of law or otherwise), any guarantees of all or any portion of Lessee’s obligation under this Lease.

15.2.         REMEDIES. In the event of any such default by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any other right or remedy which Lessor may have by reason of such default or breach:

A.            Terminate this Lease by any lawful means, in which case Lessee shall immediately surrender possession of the Premises to Lessor. In such event, Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the “worth at the time of award” established by the court having jurisdiction thereof of the amount by which the unpaid Rent and other charges due for the balance of the Term after the time of Lessee’s default exceeds the amount of such rental loss for the same period that Lessee proves by clear and convincing evidence could have been reasonably avoided; and that portion of the leasing commission paid by Lessor applicable to the unexpired term of this Lease. For purposes of this Section 15.2(A), “worth at the time of award” of the amount referred to above shall be computed by discounting each amount by a rate equal to the Prime Rate at the time of the award, but in no event more than an annual rate of ten percent (10%). As used herein, the “Prime Rate” means the then current prime rate published in the Wall Street Journal; provided, however, if the Wall Street Journal no longer publishes a prime rate then the Prime Rate shall be an equivalent rate established by a financial institution or financial publication designated by Lessor.

B.            Re-enter the Premises, without terminating this Lease, and remove any property from the Premises, in which case Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due. No re-entry or taking possession of the Premises by Lessor pursuant to this Section 15.2 or other action on Lessor’s part shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Lessor’s election not to terminate this Lease pursuant to this Section 15.2(B) or pursuant to any other provision of this Lease shall not preclude Lessor from subsequently electing to terminate this Lease or pursuing any of its other remedies.

C.            Maintain Lessee’s right to possession, in which case this Lease shall continue in effect, whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due.

D.            Pursue any other remedy, at law or in equity, now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provision of this Lease as to matters occurring or accruing during the Term hereof or by reason of Lessee’s occupancy of the Premises.

The remedies set forth herein shall be deemed cumulative and not exclusive.

15.3.        DEFAULT BY LESSOR. Lessor shall not be deemed in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event earlier than 30 days after written notice by Lessee to Lessor and to the holder of any mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are required for performance, then Lessor shall not be in default if Lessor commences performance within such 30-day period and thereafter diligently prosecutes the same to completion; provided, however, in no event shall Lessor have more than 90 days to complete the cure of such default. If Lessor does not perform, Lessor’s mortgagee may perform in Lessor’s place and Lessee must accept such performance. Except as otherwise specifically provided in this Lease, in no event shall Lessee have the right to terminate this Lease as a result of Lessor’s default, and Lessee’s remedies shall be limited to damages and/or an injunction.

15.4.         LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee on or before the date when due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount; provided, however, that with respect to the third and any further late charges in any calendar year, such late charges shall be equal to 10% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

16.           CONDEMNATION. Except as provided in the following sentence, if less than 20% of the gross rentable floor area of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date one (1) day prior to the earlier of the date when the condemning authority takes title or possession, and in addition, Lessor shall have the option in such event to terminate this Lease in full by providing Lessee with written notice thereof within 10 days following the date when the condemning authority takes title or possession, whichever first occurs. If (i) 20% or more of the floor area of the Premises, or (ii) any portion of the Project, including parking areas, which makes it commercially and materially impractical for Lessee to utilize the Premises for its Permitted Use, is taken by condemnation, either Lessor or Lessee may terminate this Lease by providing the other with written notice thereof within 10 days following the date when the condemning authority takes title or possession, whichever first occurs. If neither Lessor nor Lessee elects to terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Rent shall be reduced in the proportion that the gross rentable floor area taken bears to the total gross rentable floor area of the original Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any award for loss or damage to Lessee’s trade fixtures and removable property. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall, to the extent of damages actually received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefor by the condemning authority.

17.            GENERAL PROVISIONS.

17.1.         ESTOPPEL CERTIFICATE.

A.           Lessee shall at any time upon not less than 15 days’ prior written notice from Lessor execute, acknowledge and deliver to Lessor a written estoppel certificate (addressed to Lessor, any proposed purchaser of the Project and/or Lessor’s lender or proposed lender) or a three- party agreement among Lessor, Lessee and Lessor’s lender or proposed lender (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, if applicable) and the date to which the rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed; (iii) setting forth such other statements (if true) with respect to this Lease as may be reasonably requested by Lessor or Lessor’s lender or proposed lender or any proposed purchaser of the Project; and (iv) agreeing to such notice provisions and other matters as Lessor’s lender or proposed lender or any proposed purchaser of the Project may reasonably require in connection with Lessor’s financing or proposed sale of the Project. Any such estoppel certificate or three-party agreement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

B.            Lessee’s failure to deliver such statement within such time shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that not more than one month’s Rent has been paid in advance.

C.            If Lessor desires to finance or refinance the Project, or any part thereof, Lessee hereby agrees to deliver to any lender designated by Lessor such financial statements of Lessee as may be reasonably required by such lender, provided, that Lessee shall not be required to have any financial statements audited (which are not currently audited), but such financial statements shall be required to be prepared in accordance with generally accepted accounting principles, consistently applied. Such statements shall include the past three years’ financial statements of Lessee or, if Lessee shall not have been in existence for three (3) years, financial statements covering the entire time of Lessee’s existence. All such financial statements shall be received by Lessor and its lender in confidence and shall be used only for the purposes herein set forth.

17.2.         LESSOR’S LIABILITY. The term “Lessor” as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee’s interest in a ground lease of the Project. In the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers the then grantor) shall be released from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee, and further provided that Lessor shall remain responsible for all indemnification and other obligations hereunder accrued prior to the transfer of title. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership.

17.3.         SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

17.4.         INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Lessor not paid when due shall bear interest at the Prime Rate plus seven percent (7%) per annum from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease.

17.5.         TIME OF ESSENCE. Except as specifically otherwise set forth in this Lease, time is of the essence with respect to each and every obligation of the parties hereunder.

17.6.         CAPTIONS. Section and paragraph captions are not a part hereof.

17.7.        INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS. This Lease contains all agreements of the parties with respect to any matter mentioned herein and expressly supersedes and renders null and void any letter of intent that may have been previously executed between the parties relating to the Project or the Premises. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

17.8.         NOTICES AND PAYMENTS. All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and all such notices and demands hereunder shall be sent by certified United States mail, return receipt requested, postage prepaid, hand-delivered, or delivered by an overnight courier service to the addresses set out below or to such other person or place as each party may from time to time designate in a notice to the other. All payments due hereunder shall be sent by first class United States mail, postage prepaid, hand-delivered, or delivered by an overnight courier service to the address of the Lessor set out on the Basic Terms Sheet attached hereto or to such other person or place as Lessor may from time to time designate in a notice to Lessee. Notices and payments shall be deemed given and made upon actual receipt. Any notice or demand required or permitted to be given or made hereunder shall be addressed to Lessor and Lessee, respectively, at the addresses set forth below:

If to Lessor:	67 VB Owner, LP
c/o Hopewell Development LP
410, 2020 – 4th Street SW
Calgary, Alberta T2S 1W3

With Copies of Notices and Demands to:	Osborn Maledon, PA
2929 North Central Avenue, 21st Floor
Phoenix, Arizona 85012
Attn: Jack Dearing

and

Colliers International 2390 East Camelback Road, Suite 100 Phoenix, Arizona 85016 Attn: Pam Zachgo

If to Lessee:	Yandy Enterprises, LLC 6750 West Van Buren Street Phoenix, Arizona 85043 Attn: Jeff Watton

With Copies of Notices and Demands to:	Playboy Enterprises, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA. 90024
Attn: General Counsel

and

Burch & Cracchiolo, P.A. 1850 North Central Avenue, Suite 1700 Phoenix, Arizona 85004

17.9.        MORTGAGEE PROTECTION.

A.        If, in connection with obtaining financing for the Project or any portion thereof, Lessor’s lender shall request reasonable modifications to this Lease as a condition to such financing, Lessee shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not materially adversely affect Lessee’s rights or increase Lessee’s obligations under this Lease.

B.         Lessee agrees to give to any trust deed or mortgage holder (“Holder”), by prepaid certified mail, return receipt requested, at the same time as it is given to Lessor, a copy of any notice of default given to Lessor, provided that prior to such notice Lessee has been notified, in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional 30 days after expiration of such period, or after receipt of such notice from Lessee (if such notice to the Holder is required by this Section 17.9(B)) whichever shall last occur, within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30-day period, any Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary, to effect such cure), in which event this Lease shall not be terminated.

17.10.      WAIVERS. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

17.11.      RECORDING. Lessee shall not record this Lease without Lessor’s prior written consent, and such recordation shall, at the option of Lessor, constitute a non-curable default of Lessee hereunder.

17.12.      HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term hereof, without the written consent of Lessor, such occupancy shall be a tenancy at sufferance, for which Lessee shall pay a Monthly Base Rent of one 150% of the Monthly Base Rent in effect immediately prior to the expiration of the Term plus all other charges payable hereunder, and upon all the terms hereof applicable to such a tenancy at sufferance.

17.13.      CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.14.      COVENANTS AND CONDITIONS. Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

17.15.          BINDING EFFECT; CHOICE OF LAW. Subject to any provisions hereof restricting assignment or subletting and subject to the provisions of Section 17.2, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of Arizona.

17.16.      SUBORDINATION.

A.           This Lease shall be automatically subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now in existence or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee, or ground lessor shall elect to have this Lease prior to the lien of a mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, or ground lease or the date of recording thereof.

B.            Lessee agrees to execute any reasonable documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, (including, without limitation, a Subordination, Non-Disturbance and Attornment Agreement in the standard form used by Lessor’s lender and reasonably acceptable to Lessee) and failing to do so within 10 days after written demand, does hereby make, constitute, and irrevocably appoint Lessor as Lessee’s attorney in fact and in Lessee’s name, place and stead, to do so. Upon Lessee’s written request to Lessor, Lessor shall request that its lender issue to Lessee a non-disturbance agreement on such lender’s standard form, which shall be reasonably acceptable to Lessee; provided, however, the failure of such lender to issue such a non-disturbance agreement shall in no way affect Lessee’s obligations under this Lease, including this Section 17.16.

17.17.      ATTORNEYS’ FEES. If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs in any such action, on trial or appeal, to be paid by as fixed by the court. If Lessee or Lessor shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable attorneys’ fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.

17.18.      LESSOR’S ACCESS. Lessor and Lessor’s agents shall have the right to enter the Premises at reasonable times with reasonable advance notice (which shall be at least 48 hours’ except in the event of an emergency) between 7 a.m. and 6 p.m. weekdays for the purpose of inspecting the same, showing the same to prospective purchasers, lenders, consultants and other professionals and making such alterations, repairs, improvements, or additions to the Premises or to the Building as Lessor may deem necessary or desirable. In connection with such entry and in connection with carrying out any of its responsibilities hereunder or its privileges as the owner of the Project, Lessor shall be entitled to erect such scaffolding and other necessary structures or equipment as reasonably may be required by the character of the work to be performed, provided that Lessor shall not unreasonably interfere with the conduct of Lessee’s business. Except as specifically provided herein to the contrary, no entry by Lessor hereunder nor any work performed by Lessor to the Premises or the Project shall entitle Lessee to terminate this Lease or to a reduction or abatement of Rent or other amounts owed by Lessee hereunder nor to any claim for damages. Lessor may at any time place about the Premises any ordinary “For Sale” and “For Lease” signs. Lessor and Lessor’s agent shall have the right to enter the Premises at any time in the case of an emergency and Lessor shall notify Lessee of such entry within 24 hours thereafter.

17.19.       SIGNS AND AUCTIONS. Lessee shall not place any sign upon the Premises or conduct any auction from the Premises without Lessor’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that Lessee shall be allowed reasonable and customary signage for the Premises subject to Lessor’s reasonable approval. Any signage as to which Lessor gives its prior written consent shall be in accordance with the sign criteria for the Project as attached hereto as Exhibit “D”.

17.20.       MERGER. The voluntary or other surrender of this Lease by Lessee or a mutual cancellation thereof shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the written election of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

17.21.       AUTHORITY. If Lessee is a corporation, a limited liability company, partnership or other entity, Lessee represents and warrants that each individual executing this Lease on behalf of said entity is duly authorized to execute and deliver this Lease on behalf of said entity, and that this Lease is binding upon said entity in accordance with its terms.

17.22.       NSF CHECKS. There will be a $50.00 service charge payable to Lessor on all NSF checks, which charge shall be in addition to, and not in substitution for, any late charges and interest due hereunder.

18.           PARKING AND COMMON AREAS. The Lessee, its agents, employees and invitees shall be entitled to park in common with other lessees of Lessor in the unreserved parking spaces at the Project at a ratio of 1.67 spaces per 1,000 rentable square feet of the Premises (“Lessee’s Parking Ratio”), which the parties agree equals 86 total unreserved parking spaces. Lessee agrees not to overburden the parking facilities of the Project and agrees to cooperate with the Lessor and other lessees in the use of the parking facilities. The Lessor specifically reserves the right, in its reasonable discretion, to determine whether parking facilities are becoming overburdened and in such event to allocate the parking spaces among the Lessee and other lessees, their agents, employees, and business invitees using the parking facilities. All loading operations for receipt or shipment of goods, wares and merchandise by the Lessee shall be done in the rear of the Premises or in such area therein which is specifically designated in writing by the Lessor.

19.           SAFETY. Lessee shall maintain on the Premises at all times during the Term an adequate number, size and type of fire extinguishers as are appropriate to Lessee’s business. Lessee will at all times adhere to good safety practices or as may be required by safety inspectors. No goods, merchandise or materials shall be kept, stored or sold by Lessee on or about the Premises which are in any way hazardous, and Lessee shall not suffer, permit or perform any acts on or about the Premises which will increase the existing rate of fire or liability insurance. If said insurance rate is increased by such an act, then the increased cost of such insurance shall be paid by Lessee to Lessor with the next succeeding installment of Rent. Lessee, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises, the Project or any portion thereof.

20.           ATTORNMENT. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust covering the Premises, the Lessee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

21.           NO ACCESS TO ROOF. Except as may be necessary for Lessee to perform its maintenance obligations under this Lease, Lessee shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner, satellite dish, or other device on the roof of the Premises or the Building without the prior written consent of Lessor, which consent may be granted, conditioned or withheld in Lessor’s sole and absolute discretion. Any aerial, fan, air conditioner, satellite dish or other or device installed without such written consent shall be subject to removal, at Lessee’s expense, without notice, at any time. As a condition of giving such written consent Lessor may require that Lessee execute an amendment to this Lease setting forth the terms applicable to any roof-mounted equipment and obligating Lessee to pay additional rental for the right to install and maintain such roof-mounted equipment.

22.           SUCCESSORS AND ASSIGNS. Subject to any provisions hereof restricting assignment or subletting and subject to the provisions of Section 17.2 the covenants and conditions herein contained, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

23.           FINANCIAL STATEMENTS. No later than 30 days after Lessor’s request, Lessee shall deliver to Lessor the current financial statements of Lessee, and financial statements of the two (2) years prior to the current financial statements year, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Such financial statement, balance sheet and profit and loss statement shall be certified as accurate by Lessee or a properly authorized representative of Lessee if Lessee is a corporation, partnership or other business entity.

24.           NO ACCORD OR SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease.

25.           ACCEPTANCE. This Lease shall only become effective and binding upon full execution hereof by Lessor and delivery of a fully executed copy to Lessee.

26.           INABILITY TO PERFORM. This Lease and the obligations of the Lessee hereunder shall not be affected or impaired because the Lessor is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, inability to procure materials or service, power failure, rebellion, war, acts of God, pandemics or epidemics, or any other cause beyond the reasonable control of the Lessor, financial inability excepted (individually and collectively “Force Majeure”).

27.           RIGHT OF FIRST REFUSAL.

27.1.        The parties hereby acknowledge that approximately 26,188 square feet of rentable space located within the Building and contiguous to the Premises (the “Contiguous Space”) is currently vacant and available for lease from Lessor. Lessor grants to Lessee a right of first refusal (the “ROFR”) to lease the Contiguous Space for, subject to the terms and conditions of this Section 27. The ROFR shall remain in effect for a period of one (1) year from the Date of Lease (the “ROFR Period”). During the ROFR Period, upon receipt by Lessor of a bona fide third party offer at substantially final negotiated terms that are acceptable to Lessor for the leasing of any of the Contiguous Space (the “ROFR Lease Terms”), Lessor shall give Lessee written notice of the ROFR Lease Terms and of Lessor’s intent to enter into a lease with such third party tenant for the Contiguous Space. Lessee shall have five (5) days from the date of Lessor’s notice to advise Lessor in writing whether Lessee elects to lease the Contiguous Space and agrees that the Contiguous Space shall become a part of the Premises pursuant to the ROFR Lease Terms (except as otherwise set forth herein). Lessee’s failure to notify Lessor within the time specified shall constitute Lessee’s waiver of its right to add such Contiguous Space to the Premises, and Lessor shall thereafter have the right to enter into a lease with the third party tenant on any terms solely acceptable to Lessor and such third party tenant.

27.2.        In the event Lessee timely elects in writing to lease the Contiguous Space pursuant to the ROFR Lease Terms (the “ROFR Election”), the terms and conditions for the leasing of the Contiguous Space by Lessee shall be based upon the ROFR Lease Terms, except as set forth herein. Prior to occupancy of the Contiguous Space, Lessee shall execute an amendment to this Lease reflecting the ROFR Lease Terms; provided, however, (a) the term of the lease for the Contiguous Space shall be for a period of no less than the term of this Lease and shall be coterminous with the term of this Lease; (b) if the proposed term for the Contiguous Space is extended pursuant to the preceding clause (a), then the Monthly Base Rent payable by Lessee for the Contiguous Space during such extension period shall increase annually by an amount equal to Three and 00/100ths percent (3.00%) of the then applicable Monthly Base Rent; (c) if the ROFR Lease Terms provide for a term longer than that for the Premises under this Lease, the term of the Lease for the Premises will be extended to be coterminous with the term for the Contiguous Space; and (d) if the term of the Lease is extended pursuant to the preceding clause (c), then the Monthly Base Rent payable by Lessee for the Premises during such extension period shall increase annually by an amount equal to Three and 00/100ths percent (3.00%) of the then applicable Monthly Base Rent. Such amendment also will include, without limitation, the addition of the Contiguous Space to the Premises, the change in Lessee’s proportionate share under Section 12 of the Lease and any other revisions reasonably necessary because of such additional space being added to the Premises. All other terms and conditions of this Lease shall apply to the Contiguous Space.

28.          ALTERATIONS AND CONTROL OF COMMON AREAS.

28.1.        CONTROL OF COMMON AREAS BY LESSOR. All Common Areas shall at all times be subject to the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce rules and regulations with respect to all Common Areas. Lessee agrees to abide by and conform with such rules and regulations; to cause its concessionaires and suppliers, officers, agents, employees, independent contractors and sublessees to so abide and conform; and to use its best efforts to cause its customers, invitees and licensees to so abide and conform. Lessor shall have the right, but in no event the obligation, to construct, maintain and operate lighting facilities in and on all Common Areas; to police the same; to close temporarily all or a portion of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the use of good business judgment, Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by the lessees of the Project, their officers, agents, employees and customers. Lessor will operate and maintain the Common Areas in such manner as Lessor, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Lessor shall have the full right and authority to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Common Areas.

28.2.        ALTERATIONS. Lessor shall have the right to make changes in the Common Areas or any part thereof, including, without limitation, changes in the location of driveways, entrances, exits, vehicular parking spaces and the direction of traffic flow, and designation of restricted areas, as Lessor deems necessary or advisable for the proper and efficient operation and maintenance of the Common Areas. Notwithstanding the foregoing, Lessor shall not make changes in the Common Areas which materially and adversely affect access to, or visibility of, the Premises, except temporarily during periods of construction.

29.          REVISIONS OF EXHIBIT “A”. It is expressly agreed that the depictions of the Premises, the Project and the Common Areas on Exhibit “A” do not constitute representations, covenants, or warranties of any kind by Lessor, and Lessor reserves the right to change the size, location, type and number of buildings within the Project and the location, type, design and dimensions of the Common Areas.

30.          OTHER TENANTS. Lessor reserves the absolute right to permit such other tenancies and businesses in the Project as Lessor, in the exercise of its sole business judgment, shall determine to best promote the interests of the Project. Lessee is not relying on the understanding, nor does Lessor represent, any specific lessee or number of lessees shall during the Term occupy any space in the Project. Except for Lessor’s gross negligence or intentional act or breach of this Lease, Lessee hereby waives all defenses arising from, and Lessor shall not be liable for damages solely arising from, any act or neglect of any other lessee or from Lessor’s acts or omissions in enforcing any provision of its lease against another lessee, whether or not Lessor has notice of the offending lessee’s disturbing or unlawful act or the opportunity to cure the disturbance by invoking its powers under such other lease.

31.          NAME OF PROJECT. Lessor shall have the right to change the name of the Project upon not less than 30 days prior written notice to Lessee. Lessee agrees that the name of the Project shall be the sole property of and belong to Lessor. From and after the termination or expiration of the Term for any reason whatsoever, Lessee shall cease using the name of the Project for any purpose.

32.          JOINT OBLIGATION. If there be more than one Lessee, the obligations hereunder imposed shall be joint and several.

33.          CONSENTS AND APPROVALS. Except as specifically otherwise stated herein, all consents or approvals requested of Lessor hereunder may be granted or denied by Lessor in its sole and absolute discretion.

34.          BASIC TERMS SHEET. The Basic Terms Sheet to which this Lease is attached is for the convenience of the parties in quickly referencing certain of the basic terms of the Lease. It is not intended to serve as a complete summary of the Lease. In the event of any inconsistency between the Basic Terms Sheet and the Lease, the applicable Lease provision shall prevail and control.

35.          TRIPLE NET LEASE. Lessee acknowledges that this is a Triple Net Lease and that Lessee shall do all acts and make all payments connected with or arising out of its use and occupation of the Premises to the end that Lessor shall receive all Rent provided for herein free and undiminished by any expenses, charges, fees, taxes and assessments, and Lessor shall not be obligated to perform any acts or be subject to any liabilities or to make any payments, except as otherwise specifically and expressly provided in this Lease.

36.          QUIET POSSESSION. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions, and provisions on Lessee’s part to be observed and performed under this Lease, Lessor shall not disturb Lessee’s quiet possession and quiet enjoyment of the Premises during the Term.

37.          SECURITY MEASURES. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

38.          OFFER. Preparation of this Lease by either party or their agent and submission of same to the other party shall not be deemed an offer to lease to the other party. This Lease is not intended to be binding until executed and delivered by all parties hereto.

39.          ANTI-TERRORISM. Lessee represents, warrants and covenants that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not executing this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity, or nation. Lessee hereby agrees to defend, indemnify, and hold harmless Lessor from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

40.          BROKERS. Lessor and Lessee hereby represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except Cushman Wakefield (“Lessor’s Broker”) and Transwestern (“Lessee’s Broker”). Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Lessor will pay all fees, commissions or other compensation payable to Lessor’s Broker pursuant to a separate agreement between Lessor’s Broker and Lessor. Lessee and Lessor will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

41.          EXHIBITS. The following exhibits, which are attached to this Lease, are incorporated herein by this reference:

Exhibit “A”     Depiction of Premises

Exhibit “B”     Description of Lessor’s Work

Exhibit “C”      Project Rules and Regulations

Exhibit “D”     Sign Criteria

Exhibit “E”      Work Letter Agreement – Lessee’s Work

Exhibit “F”      Contractor’s Hold Harmless Agreement

Exhibit “G”      Acceptable Image Examples

SIGNATURE PAGE FOLLOWS

The parties hereto have executed this Lease on the dates specified immediately adjacent to their respective signatures.

LESSOR:	LESSEE:
67 VB OWNER, L.P.	YANDY ENTERPRISES, LLC,
a Delaware limited partnership	a Delaware limited liability company

By:	Hopewell Southwest Investor	By:	/s/ Jeff Watton
	Holdings GP, LLC, a Delaware	Name:	Jeff Watton
	limited liability company	Its:	Co-CEO
Its:	General Partner	Date:	8/26/2020

By:	/s/ Kevin Pshebniski
Name:	Kevin Pshebniski
Its:	Authorized Signatory
Date:	08/26/2020

By:	/s/ Steve Toole
Name:	Steve Toole
Its:	Authorized Signatory
Date:	8/26/2020

EXHIBIT “A”

DEPICTION OF PREMISES

Exhibit “A” - 1

Exhibit “A” - 2

Exhibit “A” - 3

EXHIBIT “B”

DESCRIPTION OF LESSOR’S WORK

1.            Lessor’s Work. “Lessor’s Work” is as follows (and shall be at Lessor’s expense, except as may be otherwise provided below):

A.           Warehouse area of the Premises: a full height drywall demising wall to separate the Premises from the remaining vacancy in the Building to the south of the Premises.

B.            Exterior of the Premises: a masonry wall along the eastern property line of the property adjacent to Building One matching the existing wall along the north and west property lines.

2.            Miscellaneous. Lessee, its agents, contractors, or employees may enter the Premises at its own risk during the construction of Lessor’s Work for the purpose of taking measurements, reviewing the space, or similar purposes, provided that such entry does not delay or interfere with Lessor’s Work. Subject to the terms of the Lease, including, without limitation Sections 7.2(B) and 8, and provided that such entry does not delay or interfere with Lessor’s Work, Lessee, its agents, contractors, or employees may enter the Premises at its own risk during the construction of Lessor’s Work for the purpose of performing Lessee’s Work. Lessee shall indemnify, defend, and hold Lessor harmless from and against and all costs, claims, demands, expenses, liabilities, damages, actions, or causes of action, including without limitation attorney’s fees and costs, which may arise in connection with the presence of Lessee or its agents, employees, or invitees in the Premises at any time prior to completion of the Lessor’s Work and tendering of the Premises to Lessee by Lessor, unless caused by the intentional act or gross negligence of Lessor. Lessor and Lessee shall cooperate with each other in connection with the installation of Lessor’s Work in the Premises.

3.            Substantial Completion.

A.          The Lessor’s Work shall be deemed “substantially complete” (“Substantially Complete” or “Substantial Completion”) when all of the work contemplated pursuant to the Lessor’s Work shall have been completed by Lessor (with the exception of the normal Punch List Items, as hereinafter defined).

B.           Not more than 10 days after the date Lessee and Lessor perform a final walk through of the Premises to inspect the Lessor’s Work, Lessee, exercising commercially reasonable judgment, shall prepare a written notice to Lessor of any deficiencies or defects in the work to have been performed by Lessor pursuant to the Lessor’s Work (the “Punch List Items”). Lessor agrees to exert commercially reasonable efforts to complete all Punch List Items within 30 days of its receipt of such notice from Lessee.

4.       Lessee Delay. The term “Lessee Delay” means any delay in Lessor’s substantial completion of Lessor’s Work caused by (i) Lessee’s interference with Lessor’s Work or Lessee’s activities in the Premises, Building or on the Project, or (ii) any other action or omission of Lessee or any default by Lessee under the Lease.

Exhibit “B” - 1

EXHIBIT “C”

RULES AND REGULATIONS

1.	The sidewalks, halls, corridors, passageways and stairwells will not be obstructed by the lessees or used by the lessees for any purpose other than for ingress and egress to and from their respective Premises.

2.	The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of the Lessor are necessary for the proper operation of the Premises or the Project.

3.	Any electric wiring that the Lessee desires to introduce into its Premises must be connected as directed by the Lessor. No boring or cutting for wires will be allowed except with the specific consent of the Lessor.

4.	All garbage and refuse shall be kept in the kind of container specified by the Lessor, and shall be placed outside of the Premises prepared for collection in the manner and at the times and places specified by the Lessor. If Lessor shall provide or designate a service for picking up refuse and garbage, Lessee shall use same at Lessee’s cost. Lessee shall pay the cost of removal of any of Lessee’s refuse or rubbish.

5.	The exterior areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by Lessee to the satisfaction of Lessor, and Lessee shall not place or permit any obstruction or merchandise in such areas.

6.	The Premises shall be kept clean and free from dirt and rubbish by Lessee to the satisfaction of Lessor.

7.	Lessees shall not change locks or install other locks on doors without the written consent of the Lessor.

8.	Except for the Permitted Uses, Lessee shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Project by reason of noise, odors or vibrations or interfere in any way with the other tenants or those having business therein, nor shall any animals or birds be kept in or about the Premises.

9.	Each lessee upon the termination of the tenancy, shall deliver to the Lessor all the keys of the offices, rooms and toilet rooms which shall have been furnished to the lessee.

10.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Lessee who shall, or whose employees, agents or invitees shall, have caused it.

11.	Lessees shall see that doors of the Premises are closed and securely locked before leaving the Premises and must observe strict care not to leave such doors open and exposed to the weather or other elements, and each Lessee shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before the Lessee or the Lessee’s employees leave the Premises, and that all electricity, gas and air-conditioning shall likewise be carefully shut off, so as to prevent waste or damage, where controlled by Lessee.

Exhibit “C” - 1

12.	Canvassing, soliciting and peddling in the Project are prohibited. Lessees shall cooperate to prevent same.

13.	No cigarette, pipe, cigar or other smoking shall be permitted within any indoor portions of the Building or indoor portions of the Common Areas or within any portion of the outdoor Common Areas except those portions of the outdoor Common Areas designated from time to time as smoking areas by Lessor.

Lessor reserves the right, at any time, provided Lessee is notified at least thirty (30) days in advance, to rescind any one or more of these rules and regulations, or to make such other and further reasonable rules and regulations as in the Lessee’s judgment may from time to time be necessary for the safety, care and cleanliness of the Project and for the preservation of order therein.

Exhibit “C” - 2

EXHIBIT “D”

SIGN CRITERIA

SIGN CRITERIA FOR
6750 W. VAN BUREN STREET
PHOENIX, ARIZONA

All signs shall comply with the following criteria:

Such sign criteria as Lessor may reasonably promulgate from time to time, including (without limitation) compliance with applicable municipal and other laws and regulations, but which is reasonable and customary for similarly situated buildings in Phoenix, Arizona.

Lessor reserves the right to grant exceptions from the sign criteria listed above. No exception granted to any other tenant of the Project shall prevent Lessor from strictly enforcing these Sign Criteria against Lessee.

Exhibit “D” - 1

EXHIBIT “E”

WORK LETTER AGREEMENT
LESSEE’S WORK

This Work Letter Agreement supplements that certain Commercial-Industrial Triple Net Lease (the “Lease”) dated and executed concurrently herewith, by and between 67 VB OWNER, LP, a Delaware limited partnership, as Lessor, and YANDY ENTERPRISES, LLC, a Delaware limited liability company, as Lessee, which relates to the Premises described in the Lease. All terms not defined herein shall have the same meanings as set forth in the Lease.

1.            CONSTRUCTION OF TENANT IMPROVEMENTS.

1.1.      Lessee’s Work. Lessee, at its sole cost and expense, shall construct only through ________________ (the “Contractor”), and Contractor’s subcontractors and material suppliers, the Lessee’s Work, including, without limitation, the improvements to the Premises shown on the Final Plans (as defined in Section 2.1 below), in compliance with all applicable laws, codes and regulations. Lessee shall not change contractors without the prior written consent of Lessor. Lessee’s Work includes, without limitation, providing power and wiring pathways and termination wall and floor boxes for the Premises, as well as installation of all telephone and data cabling and security systems as deemed necessary by Lessee to facilitate operation of the Permitted Use in the Premises.

1.2.         Construction Representatives. Lessor hereby appoints Don Larke as Lessor’s representative (“Lessor’s Representative”) to act for Lessor in all matters covered by this Work Letter Agreement. Lessee hereby appoints Jeff Watton as Lessee’s representative (“Lessee’s Representative”) to act for Lessee in all matters covered by this Work Letter Agreement. Except as expressly set forth otherwise herein, all communications with respect to the matters covered by this Work Letter Agreement shall be made to Lessor’s Representative or Lessee’s Representative, as the case may be. Either party may change its representative at any time by written notice to the other party.

1.3.          Notwithstanding the foregoing, or anything to the contrary set forth in the Lease, to the extent any of Lessee’s Work affects the base Building, Lessee hereby acknowledges and agree that Lessor’s Base Building Contractor(s) must be used for all such work, including, without limitation, work to the following Building systems:

1.3.1          Sprinklers – Lessee shall have its sprinkler system design certified by Lessor’s base building sprinkler contractor at Lessee’s expense (subject to the Tenant Improvement Allowance) and provide a sprinkler verification report to Lessor;

1.3.2           Fire Alarms – Tying in Lessee’s fire alarm system to the base Building fire alarm system must be performed by the Lessor’s Electrical Contractor at the Lessee’s expense (subject to the Tenant Improvement Allowance);

1.3.3            Mechanical – Lessee must contact the Lessor’s base Building mechanical contractor to coordinate an air balancing of the Lessee’s HVAC and exhaust system. A copy of the air balancing report shall be delivered to Lessor for Lessor’s prompt review upon completion.

Exhibit “E” - 1

1.3.4            Electrical – Any relocation of the electrical panel or service upgrade must be approved by the Lessor in Lessor’s sole discretion. All such work shall be performed by Lessor’s base Building electrical contractor at Lessee’s expense (subject to the Tenant Improvement Allowance).

2.            CONSTRUCTION PLANS FOR PREMISES.

2.1.        Preparation of Plans and Specs. Attached as Schedule 1 to this Work Letter Agreement is a space plan for the Premises (the “Space Plan”) prepared by Ware Malcomb (the “Architect”). Lessor and Lessee hereby approve the Space Plan, which may be adjusted after the Date of Lease with Lessor’s consent, which consent shall not be unreasonably withheld. Based on the Space Plan, Lessee, at its sole cost, shall cause the Architect to prepare complete architectural plans, drawings and specifications and complete engineering, mechanical, structural and electrical working drawings for the Premises (collectively, the “Plans and Specs”). Following completion thereof, Lessee shall submit the Plans and Specs to Lessor for Lessor’s reasonable approval. Such submittal shall be to both Lessor’s Representative and to Lessor in accordance with the notice provision of the Lease. If Lessor shall reasonably disapprove the Plans and Specs, Lessor shall notify Lessee in writing of such disapproval and in such disapproval notice shall specify, in reasonable detail, the reasons therefor within 10 business days from Lessor’s receipt of the Plans and Specs. Failure of Lessor to timely notify Lessee shall be deemed Lessor’s approval of the Plans and Specs. If Lessor reasonably disapproves any portion of the Plans and Specs, Lessee shall then submit to Lessor for Lessor’s reasonable approval, a redesign of the Plans and Specs, incorporating those revisions required by Lessor. The Plans and Specs once agreed upon by Lessee and Lessor in writing (or deemed approved by Lessor as described above) shall be referred to herein as the “Final Plans.”

2.2.         Requirements of Plans and Specs. The Plans and Specs shall include locations and complete dimensions and shall: (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) include any phasing plans for the completion of any work under this Work Letter Agreement; and (c) comply with all applicable laws and ordinances, recorded covenants, and the rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations.

2.3.         Approvals. Lessee, at its sole cost, shall be solely responsible for obtaining approval of the Final Plans by all governmental agencies having jurisdiction, including all necessary permits and the certificate of occupancy (or other equivalent approval from the local governmental authority permitting occupancy of the Premises). Lessor shall reasonably cooperate with Lessee in obtaining such approvals.

3.            TENANT IMPROVEMENT ALLOWANCE.

3.1.          Allowance. As used herein, “Maximum Allowance Amount” means $779,430.00. Lessee shall receive from Lessor an allowance equal to the lesser of (a) the Work Cost (as that term is defined in Paragraph 5 below), and (b) the Maximum Allowance Amount (the lesser of (a) and (b), the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall be used solely to contribute toward payment of the Work Cost. All Lessee’s Work, whether or not the cost thereof is covered by the Tenant Improvement Allowance, shall be the property of Lessor and shall remain on the Premises at all times during the Term.

Exhibit “E” - 2

3.2.        Excess Work Costs. In the event that the Work Cost exceeds the Maximum Allowance Amount, Lessee shall pay such excess and Lessor shall have no responsibility therefor.

3.3.         Changes. In the event that changes to the Final Plans are requested by Lessee or required by any governmental agency, such changes and the costs thereof shall be forwarded to Lessor for prompt approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to incorporation into the Lessee’s Work. After Lessor’s approval of the changes and the costs thereof, the changes shall be incorporated into the Lessee’s Work by means of a change order. If any change in the Final Plans allowed by the terms of the immediately preceding sentences is made, references to the Final Plans and Lessee’s Work in the Lease and this Work Letter Agreement shall be deemed to mean such Final Plans and Lessee’s Work as amended to include such change. If Lessee provided Lessor with notice of a change and cost as provided for herein and Lessor does not object in writing to such changes within 10 days of Lessee providing such notice, the Lessor is deemed to have accepted such change.

3.4.         Payment of Allowance. No more than once per calendar month and no more than four times over the course of Lessee’s construction of Lessee’s Work, Lessee shall provide Lessor with an invoice setting forth the Work Cost payable for the applicable time frame. Such invoice shall, to the extent applicable, be accompanied by (i) a certificate from the Architect certifying that the Lessee’s Work constructed to date have been constructed in accordance with Final Plans, (ii) copies of all invoices from Contractor and subcontractors included in the Work Cost on the invoice, and (iii) copies of lien waivers in a form complying with applicable statutes, from the Contractor and all subcontractors, materialmen and other suppliers of work, services or materials with lien rights under Arizona law (such waivers shall be conditional with respect to the Work Cost set forth in the invoice that they are accompanying and unconditional with respect to the Work Cost on prior invoices). Lessor shall pay Lessee within twenty (20) days of receipt of all of the foregoing, the Work Cost set forth on the invoice. Upon final completion of all work to be undertaken by Lessee (including all punch list items), Lessee shall provide Lessor with (i) a final certificate from the Architect certifying that all Lessee’s Work has been constructed in accordance with the Final Plans, (ii) copies of final, unconditional lien waivers as described above, (iii) a written acknowledgment from Lessee that the Lessee’s Work is approved by Lessee, and (iv) a copy of the certificate of occupancy for the Premises issued by the appropriate governmental agency. Notwithstanding anything to the contrary herein, in no event shall the payments made pursuant to this Paragraph 3.4 exceed the amount of the Maximum Allowance Amount, and Lessee shall not be entitled to any credit or offset of Rent (as defined in the Lease) if the Work Cost exceeds the Maximum Allowance Amount.

3.5.         Lessor’s Obligation. Lessor will have no obligation to disburse any portion of the Tenant Improvement Allowance after the date that is six (6) months following the Commencement Date (as defined in the Lease).

Exhibit “E” - 3

4.            construction.

4.1.         Construction Contract. Prior to commencement of construction of the Lessee’s Work, Lessee shall enter into a construction contract with the Contractor. Lessee shall be solely responsible for causing Lessee’s Work to be performed by the Contractor and any and all subcontractors, suppliers and the like performing services or providing materials for Lessee and/or the Contractor.

4.2.       Construction Schedule. Prior to commencement of construction of any Lessee’s Work, Lessee shall furnish to Lessor’s Representative in writing a schedule setting forth projected completion dates.

4.3.       Prosecution of Lessee’s Work. Following Lessor’s approval of the Final Plans, and Lessee and the Contractor’s selection of subcontractors and execution of the construction contract, Lessee shall direct the Contractor and such subcontractors to immediately commence and diligently pursue construction of the Lessee’s Work. All Lessee’s Work shall be performed diligently, in a first-class, workmanlike manner and in accordance with all applicable laws and recorded private covenants. Prior to commencing such work, Lessee shall furnish Lessor with sufficient evidence that Lessee, the Contractor and, as applicable, any subcontractors are carrying such insurance coverage as is required under Schedule 2 to this Work Letter and all other insurance in compliance with the Lease. Lessor shall have the right to enter the Premises at all times to inspect the work. Lessee shall ensure lien-free completion of the Lessee’s Work, and Lessee shall comply with all provisions of the Lease regarding liens.

5.            WORK COST.

“Work Cost” means: (a) all design and engineering fees incurred in connection with the preparation of the Space Plan and Final Plans (including the cost of consulting engineers, the Architect and other consultants); (b) costs of permits, fees and taxes; (c) testing and inspecting costs; (d) costs and charges for material and labor, Contractor’s profit and Contractor’s general overhead incurred by Lessee in having the Lessee’s Work constructed; (e) all other costs expended or to be expended in the construction of the Lessee’s Work.

Exhibit “E” - 4

SCHEDULE 1
to Work Letter Agreement

Exhibit “E” - 5

SCHEDULE 2
to Work Letter Agreement

1.            Mandatory Insurance Requirements. Before performing work or conducting any activities at the site of the Project, Contractor shall, at its expense, procure and maintain insurance coverages on all its operations, in admitted companies having at least an A. M. Best rating of no less than A-X. Lessor may consider accepting coverage from a non-admitted carrier. Coverage requirements on forms acceptable to Lessor are as follows:

1.1	Workers’ Compensation and Employers Liability Insurance as required by applicable law or regulation.

1.1.1	Employers Liability Insurance with a $1,000,000 limit;

1.1.2	Waiver of Subrogation endorsement in favor of the Lessor;

1.1.3	If there is an exposure to injury to Contractor’s employees under the U.S. Longshoreman and Harbor Workers’ Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

1.1.4	Acceptance of insurance programs underwritten by any Self-Insured Group (SIG) is subject to prior approval by Lessor.

1.2	General Liability Insurance on a coverage form at least as broad as 2001 Insurance Office (ISO) occurrence form CG 0001, including coverage for:

1.2.1	Premises and Operations;

1.2.2	Products and Completed Operations;

1.2.3	Broad Form Property Damage (including Completed Operations);

1.2.4	Explosion, Collapse, Underground Hazards (including subsidence);

1.2.5	Contractual Liability insuring obligations assumed in this agreement;

1.2.6	Personal Injury and Advertising Liability;

1.2.7	Severability of Interest Clause;

1.2.8	Waiver of Subrogation endorsement in favor of Lessor as required by contract;

1.2.9	General Aggregate Limits of Insurance shall apply separately to the project.

1.2.10	“Claims Made” and “Modified Occurrence” policy forms are not acceptable.

1.2.11	“Risk Retention Groups” are not acceptable.

1.2.12	Self-insured retention or deductible greater than $25,000 must be declared to Lessor at time of bid.

1.2.13	Contractor shall maintain general liability and completed operations coverage through the expiration of the construction statute of repose period established per the civil code of the state where the project is located.

1.2.14	Minimum Limits of Liability shall be:

1.2.14.1	$1,000,000 Each Occurrence; OR, the full per occurrence limit of the Contractor’s policy whichever is greater;

1.2.14.2	$1,000,000 Personal Injury Liability;

1.2.14.3	$2,000,000 Products & Completed Operations Aggregate;

Exhibit “E” - 6

1.2.14.4	$2,000,000 General Aggregate;

1.12.5	This policy must cover mobile equipment; if it does not, coverage must be included on the Automobile Liability policy.

1.3	Automobile Liability Insurance on a coverage form at least as broad as ISO form CA 0001, including:

1.3.1	Coverage on any automobile, or on all owned, non-owned and hired automobiles and mobile equipment if not covered under the General Liability

1.3.2	$1,000,000 Combined Single Limit for bodily injury and property damage.

1.3.3	Waiver of Subrogation endorsement in favor of Lessor.

1.4	Umbrella or Excess Liability Insurance:

1.4.1	$5,000,000 minimum limit, OR, the full per occurrence limit of the Contractor’s excess liability policy, whichever is

1.4.2	Coverage in excess of primary CGL, Auto and Employers Liability

1.5	Additional Insured and Primary Insurance Requirement:

1.5.1	Under the Commercial General Liability policy the Contractor shall add Lessor, its officers, directors and employees as additional insured. The policy shall stipulate that the insurance afforded Lessor as additional insured shall apply as primary insurance. Any other insurance carried by Lessor will be excess only and will not contribute with this insurance. The insurance afforded to the additional insured parties shall be at least as broad as that afforded to the first named insured on Contractor’s policy.

1.5.2	The additional insured coverage, including ongoing and completed operations, shall be provided by an endorsement providing coverage at least as broad as:

1.5.2.1	Additional Insured (Form B) ISO endorsement form CG 2010 11/85, or equivalent, or;

1.5.2.2	A combination of Additional Insured ISO endorsement form CG 2010 10/01, and Additional Insured endorsement form CG 2037 10/01, (or equivalent).

1.5.3	Additional insured endorsements shall be provided to the end of the contract and through the expiration of the construction statute of repose period established per the civil code of the state where the project is located.

1.6	Certificates of Insurance:

1.6.1	Certificates of Insurance, including copies of Additional Insured, primary and noncontributory, and Waiver of Subrogation endorsements, shall be furnished by the Contractor to Lessor before any work is commenced hereunder by the Contractor.

1.6.2	At any time during the term of the contract, upon certificate holder’s reasonable request, the Contractor, or their appointed representative, agrees to promptly supply evidence that the insurance coverage required by the contract is in force. Contractor will notify Lessor in writing within 24 hours of receiving a notice of cancellation on any insurance policy from their insurer or broker. Notices of cancellation should be emailed to the attention of the Lessor’s risk manager or designee.

Exhibit “E” - 7

1.6.3	Allowance of any additional exclusions or coverage limiting endorsements is at the discretion of Lessor, and Contractor’s bid shall be subject to adjustment to compensate for the existence of such exclusions.

1.6.4	Payment may be withheld, at the option of the Lessor, until such certificates have been furnished, or upon receipt of a cancellation notice on a policy, until withdrawal of the notice or the reinstatement of the canceled policy. Copies of Contractors policies shall be furnished upon request from Lessor.

1.7	Insurance Requirements for Subcontractors, Truckers, Trucking Brokers, Sub-haulers Vendors and Suppliers:

1.7.1	Contractor shall ensure that its subcontractors, truckers, trucking brokers, subhaulers vendors and suppliers of any tier shall maintain insurance in like form and amounts (except excess liability), including the Additional Insured requirements set forth above, and will provide Contractor evidence of sub-subcontractors, truckers, vendors and suppliers insurance and additional insured compliance prior to their starting work. A $5,000,000 excess liability limit is recommended for all subcontractors performing work on site, but Contractor is responsible for establishing subcontractor excess liability limit requirements.

1.8	Builder’s Risk Insurance:

1.8.1	Contractor shall satisfy itself as to the existence and extent of Builder’s Risk insurance prior to commencement of Contractor’s work.

1.8.2	If Builder’s Risk insurance purchased by Lessor provides coverage to Contractor for loss or damage to Contractor’s or subcontractor’s work, Contractor shall be responsible for the insurance policy deductible. Contractor is authorized to pass deductible responsibility to subcontractors for loss or damage to subcontractor’s work through the Subcontract Agreement.

1.8.3	If Lessor has not purchased Builder’s Risk insurance including the full insurable value of Contractor’s work, then Contractor may procure such insurance at its own expense to protect the interests of Contractor and its subcontractors in the work. Such insurance shall also apply to any of Lessor’s property to be installed by Contractor as part of the Work.

1.8.4	Lessor and Contractor waive all rights against each other and against all other subcontractors for loss or damage to the extent reimbursed by Builder’s Risk or any other property or equipment insurance applicable to the work, except such rights as they may have to the proceeds of such insurance.

1.9	Property Insurance:

1.9.1	Contractor and subcontractors of every tier shall procure and maintain at their own expense property and equipment insurance for their tools, equipment, and temporary structures. A waiver of subrogation in favor of Lessor is required.

Exhibit “E” - 8

1.10	Other Requirements:

1.10.1	Acceptance of insurance certificates by Lessor shall in no way limit Contractor’s duties and responsibilities under this Agreement, including the duty to indemnify Lessor.

1.10.2	Insurance coverage in the minimum amounts set forth herein shall not be construed to relieve Contractor for liability in excess of such coverage, nor shall it preclude Lessor from taking other available actions under any other provision of this Agreement or law.

1.10.3	If higher limits or other forms of insurance are required by Lenders or other Stakeholders, Contractor will comply with such requirements.

1.10.4	Contractor shall be responsible for any deductible amount in insurance policies required of Contractor under these insurance requirements, or any loss arising out of coverage denials by its insurance carrier(s).

1.10.5	Should any insurance policy lapse or be canceled during the contract period, Contractor shall, prior to the effective expiration or cancellation date, furnish Lessor with evidence of renewal or replacement of the policy. Failure of the Contractor to provide timely notice of pending cancellation shall be considered a material breach of contract.

1.10.6	Failure to continuously satisfy insurance requirements as herein provided is a material breach of contract.

1.10.7	In the event Contractor fails to maintain any insurance coverage required, Lessor may, but is not required to, maintain such coverage and charge the expense to Contractor (including premium and claims expense), or terminate this contract.

1.10.8	Contractor’s obligations for loss or damage arising out of Contractor’s work are not limited to the types or amounts of insurance set forth above. To the extent Contractor maintains insurance greater than these minimum requirements; Contractor agrees that such insurance shall be applicable to any of Contractor’s liability obligations.

1.10.9	In specifying minimum insurance requirements herein, Lessor doesn’t recommend this insurance as adequate to protect Contractor’s interests.

2.            Scope Specific Additional Required Insurance Coverages

2.1	Professional Liability Insurance:

2.1.1	A Professional Liability Insurance Policy shall be carried by Contractor with limits of $1,000,000 per claim and aggregate if work under this contract includes any professional services, design assist, design-build, or LEED certification services.

2.1.2	Evidence of coverage in the form of a Certificate of Insurance shall be provided prior to the start of the project.

2.1.3	Claims-made policies must have a retroactive date prior to the design services performed under the Scope of Work, and coverage must extend a minimum of five (5) years beyond completion of the Scope of Work or end of the Agreement, whichever is later.

Exhibit “E” - 9

2.1.4	If Claims-Made coverage is cancelled or non-renewed, and not replaced with another claims-made policy with a retroactive date prior to the Agreement effective date, the Contractor must purchase Extended Reporting (Tail) coverage for a minimum of three (3) years beyond completion of Scope of Work or end of the Agreement, whichever is later.

2.1.5	Designers, consultants or subcontractors retained by Contractor whose work includes any professional services, design assist, design-build, or LEED certification services shall also be required to maintain Professional Liability Insurance coverage with limits of $1,000,000 per claim and aggregate. Higher limits may be required of certain designers, consultants or subcontractors depending on the scope of their services.

2.2	Commercial Crime/Employee Dishonesty Insurance:

2.2.1	If the Contractor performs operations in an occupied, operating building, a $500,000 Commercial Crime policy providing blanket employee dishonesty must be maintained by Contractor, including an endorsement for third party liability.

2.3	Aircraft/ UAV/ Drone / Helicopter Insurance:

2.3.1	If the Contractor or its subcontractors use any owned, leased, chartered or hired aircraft of any type in the performance of this contract, they shall maintain aircraft liability insurance in an amount of not less than $10,000,000 per occurrence including Passenger Liability. A UAV (Unmanned Aviation Vehicle) Liability policy for a minimum of $1,000,000 limit is required if Drones will be used in the Contractor or subcontractor’s operations.

2.3.2	Evidence of coverage in the form of a certificate of insurance shall be provided prior to the start of the project.

2.3.3	Contractor or its subcontractors shall name Lessor as Additional Insured as respects aircraft liability or UAV Liability and provide a Waiver of Subrogation endorsement in favor of Lessor as respects physical damage to the aircraft, drone, or helicopter hull.

2.4	Pollution Liability:

2.4.1	If Contractor or its subcontractors or suppliers of any tier bring pollutants to the job site, if their operations create a pollution exposure, or as deemed necessary by the Lessor, they shall maintain a Contractor’s Pollution Liability policy with limits not less than $1,000,000 per occ

2.4.2	If Contractor or its subcontractors or suppliers of any tier are performing work on the building envelope, dealing with water, or as deemed necessary by the Lessor, they shall maintain a Contractor’s Pollution Liability policy, including mold coverage, with limits not less than $1,000,000 per occurrence and $2,000,000 annual aggregate.

2.4.3	Lessor is to be afforded Additional Insured status on the Contractor and subcontractor’s Pollution Liability policies.

Exhibit “E” - 10

2.5	Hazardous Materials Abatement:

2.5.1	If Contractor or its subcontractors or suppliers of any tier are required to perform remediation of hazardous materials as those terms are defined in federal, state, or local law, or if their operations involve an exposure to hazardous materials, they must carry a Contractor’s Pollution Liability policy with limits not less than $5,000,000 per occurrence and $5,000,000 annual aggregate.

2.5.2	Lessor is to be afforded Additional Insured status on the Contractor and subcontractor’s Pollution Liability policies.

2.5.3	If Contractor or it subcontractors haul hazardous material, the policy must extend pollution coverage to the transportation of hazardous materials or pollutants by waste hauling vehicles. If Contractor is subject to the Motor Carrier Act of 1980, the Motor Carrier Act endorsement MCS-90 must be obtained and attached to the policy.

Exhibit “E” - 11

EXHIBIT “F”

CONTRACTOR’S HOLD HARMLESS AGREEMENT

The undersigned ___________________________________, (the “Contractor”), hereby agrees to protect, defend, indemnify and hold harmless 67 VB OWNER, LP, a Delaware limited partnership (the “Owner”), and its successors-in-interest and assigns (collectively the “Indemnitees”), the Indemnitees’ members, managers, partners and affiliates, and each of their respective officers, agents, servants, employees and independent contractors from and against any and all loss, cost, expense, liability, damage, claim and demand incurred in connection with, or arising from, any cause relating to the performance of any work done in the building located at 6750 W. Van Buren Street, Phoenix, Arizona by the Contractor, or its agents, servants, or employees (collectively the “Contractor’s Agents”), including, without limiting the generality of the foregoing, any default in the observance or performance of any of the terms, covenants or conditions of the Contract (as hereinafter defined), any injury to persons, including death, or damage to property in connection with the performance of the Contract, or any acts, omissions or negligence of Contractor or Contractor’s Agents or any person claiming by, through or under Contractor or Contractor’s Agents. Contractor hereby agrees that Contractor shall, at Contractor’s sole cost and expense, defend any and all actions brought against Indemnitees based upon any of the foregoing with attorneys reasonably acceptable to Owner and shall pay any and all costs and expenses incurred in such actions, including, without limitation, court costs and professional fees such as appraisers’, accountants’ and attorneys’ fees, and promptly discharge any judgments arising therefrom. This covenant by Contractor shall survive the expiration or sooner termination of the Contract and the Lease in connection with which Contractor performed the Contract. Indemnitees, their members, managers, partners and affiliates and each of their respective officers, agents, servants, employees and independent contractors shall not be liable for any damage either to person, including death, or property, which is sustained by Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents in connection with Contractor’s or Contractor’s Agents’ performance of the Contract or any subcontracted operations. Contractor hereby agrees to insert the provisions of the preceding sentence in any subcontract relating to the Owner’s property.

Contractor hereby further agrees that Contractor will perform the work and services in connection with the Contract as an independent contractor and not as an employee or agent of Indemnitees.

As used herein, the term “Contract” shall include any agreement, whether oral or written, relating to any work performed and/or required to be performed by Contractor or Contractor’s Agents with respect to the leased premises within the building located at 6750 W. Van Buren Street, Phoenix, Arizona.

SIGNATURE PAGE FOLLOWS

Exhibit “F” - 1

IN WITNESS WHEREOF, the undersigned has executed this Contractor’s Hold Harmless Agreement on the ____ day of _____________, 20___.

CONTRACTOR:

a

By:
Name:
Its:

Exhibit “F” - 2

EXHIBIT “G”

Acceptable Image Examples

Exhibit “G” - 1